Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 3
(To Prospectus filed on July 26, 2016, as supplemented
by Prospectus Supplement No. 1 dated August 1, 2016

and Prospectus Supplement No. 2 dated August 10, 2016)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 3 supplements the information contained in the Prospectus, dated as of July 26, 2016, as amended by Prospectus Supplement No. 1 dated August 1, 2016 and Prospectus Supplement No. 2 dated August 10, 2016, relating to the resale of up to 47,674,386 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 3 is being filed to include the information set forth in our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 12, 2016.

You should read this Prospectus Supplement No. 3 in conjunction with the Prospectus. This Prospectus Supplement No. 3 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 3 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 12, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to         .

Commission File Number: 000-55415

ENUMERAL BIOMEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-0376434
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

(617) 945-9146

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒   No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒   No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐  No  ☒

There were 52,073,481 shares of the Registrant’s common stock, $0.001 par value per share, issued and outstanding as of August 10, 2016.

Forward-Looking Statements

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “intend,” “plan,” target,” “goal,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we explicitly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

PART I. FINANCIAL INFORMATION

ITEM 1.      CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enumeral Biomedical Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,133,819	$3,596,262
Accounts receivable	422,402	306,012
Prepaid expenses and other current assets	131,949	280,479
Total current assets	1,688,170	4,182,753
Property and equipment, net	1,157,493	1,511,493
Other assets:
Restricted cash	534,780	534,780
Other assets	111,556	114,572
Total assets	$3,491,999	$6,343,598

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$346,181	$343,736
Accrued expenses	1,174,131	714,384
Deferred revenue	43,513	130,539
Equipment lease financing	245,989	240,473
Derivative liabilities	1,315,557	2,138,091
Total current liabilities	3,125,371	3,567,223
Deferred rent	51,776	36,847
Long-term equipment lease financing	142,082	266,471
Total liabilities	3,319,229	3,870,541
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized: -0- shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	-	-
Common stock, $.001 par value; 300,000,000 shares authorized: 52,073,481 and 51,932,571 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	52,074	51,933
Additional paid-in-capital	17,432,281	16,830,100
Accumulated deficit	(17,311,585)	(14,408,976)
Total stockholders’ equity	172,770	2,473,057
Total liabilities and stockholders’ equity	$3,491,999	$6,343,598

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

1

Enumeral Biomedical Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue:
Collaboration and license revenue	$1,336,466	$289,049	$1,652,484	$498,684
Grant revenue	162,506	92,264	280,945	157,351
Total revenue	1,498,972	381,313	1,933,429	656,035
Cost of revenue and expenses:
Research and development	1,240,801	1,805,166	2,710,844	3,035,670
General and administrative	1,745,204	1,492,017	2,939,538	2,916,960
Total cost of revenue and expenses	2,986,005	3,297,183	5,650,382	5,952,630
Loss from operations	(1,487,033)	(2,915,870)	(3,716,953)	(5,296,595)
Other income (expense):
Interest income (expense)	(4,623)	4,985	(8,190)	7,620
Change in fair value of derivative liabilities	144,099	2,881,866	822,534	7,551,750
Total other income (expense), net	139,476	2,886,851	814,344	7,559,370
Net income (loss) before income taxes	(1,347,557)	(29,019)	(2,902,609)	2,262,775
Provision for income taxes	-	-	-	-
Net Income (Loss)	$(1,347,557)	$(29,019)	$(2,902,609)	$2,262,775
Other comprehensive income (loss):
Reclassification for loss included in net income	-	19,091	-	19,097
Net unrealized holding losses on available-for-sale securities arising during the period	-	(2,730)	-	(9,320)
Comprehensive income (loss)	$(1,347,557)	$(12,658)	$(2,902,609)	$2,272,552

Basic net income (loss) per share	$(0.03)	$(0.00)	$(0.06)	$0.04

Diluted net income (loss) per share	$(0.03)	$(0.00)	$(0.06)	$0.04

Weighted-average number of common shares attributable to common stockholders - basic	52,073,481	51,638,912	52,071,146	51,623,164

Weighted-average number of common shares attributable to common stockholders - diluted	52,073,481	51,638,912	52,071,146	52,896,713

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

2

Enumeral Biomedical Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Net income (loss)	$(2,902,609)	$2,262,775
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and Amortization	354,000	275,887
Exit costs associated with write-off of net carrying value of leasehold improvements	-	22,962
Stock-based compensation	602,322	292,891
Change in fair value of derivative liabilities	(822,534)	(7,551,750)
Realized loss on marketable securities	-	19,097
Changes in operating assets and liabilities:
Accounts receivable	(116,390)	(40,728)
Prepaid expenses and other assets	151,546	(32,732)
Accounts payable	2,445	(221,228)
Accrued expenses and other liabilities	459,747	467,937
Deferred rent	14,929	(17,677)
Deferred revenue	(87,026)	(18,523)
Net cash used in operating activities	(2,343,570)	(4,541,089)

Cash flows from investing activities:
Purchases of property and equipment	-	(559,417)
Proceeds from sale of marketable securities	-	3,000,799
Receipt of security deposit	-	1,500
Net cash provided by investing activities	-	2,442,882

Cash flows from financing activities:
Proceeds from the exercise of stock options	-	16,200
Payments on equipment lease financing	(118,873)	-
Net cash provided by (used in) financing activities	(118,873)	16,200

Net (decrease) in cash and cash equivalents	(2,462,443)	(2,082,007)
Cash and cash equivalents, beginning of period	3,596,262	10,460,117
Cash and cash equivalents, end of period	$1,133,819	$8,378,110

Supplemental cash flow disclosures:
Cash paid for interest	$10,397	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

3

ENUMERAL BIOMEDICAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1 - NATURE OF BUSINESS

Enumeral Biomedical Corp. (“Enumeral”) was founded in 2009 in the State of Delaware as Enumeral Technologies, Inc. The name was later changed to Enumeral Biomedical Corp.

On July 31, 2014 (the “Closing Date”), Enumeral entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Enumeral Biomedical Holdings, Inc., which was formerly known as Cerulean Group, Inc. (“Enumeral Biomedical” or the “Company”), and Enumeral Acquisition Corp., a wholly owned subsidiary of Enumeral Biomedical (“Acquisition Sub”), pursuant to which the Acquisition Sub merged with and into Enumeral (the “Merger”). Enumeral was the surviving corporation in the Merger and became a wholly owned subsidiary of the Company.

As a result of the Merger, all issued and outstanding common and preferred shares of Enumeral were exchanged for common shares of Enumeral Biomedical Holdings, Inc. The Merger is considered to be a recapitalization of the Company which has been retrospectively applied to these unaudited condensed consolidated financial statements for all periods presented.

Upon the closing of the Merger and under the terms of a split-off agreement and a general release agreement (the “Split-Off Agreement”), the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special-purpose subsidiary, Cerulean Operating Corp. (the “Split-Off Subsidiary”). Thereafter, pursuant to the Split-Off Agreement, the Company transferred all of the outstanding shares of capital stock of the Split-Off Subsidiary to the pre-Merger majority stockholder of the Company, and the former sole officer and director of the Company (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 23,100,000 shares of the Company’s common stock held by such stockholder (which were cancelled and resumed the status of authorized but unissued shares of the Company’s common stock) and (ii) certain representations, covenants and indemnities.

As a result of the Merger and the Split-Off, the Company discontinued its pre-Merger business, acquired the business of Enumeral, and changed its name to Enumeral Biomedical Holdings, Inc.

Also on July 31, 2014, the Company closed a private placement offering (the “PPO”) of 21,549,510 Units (the “Units”) of its securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at an exercise price of $2.00 per share with a term of five years (the “PPO Warrants”). Additional information concerning the PPO and PPO Warrants is presented below in Note 10.

Following the Merger, the Company has continued Enumeral’s business of discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company utilizes a proprietary platform technology that facilitates the rapid high resolution measurement of immune cell function within small tissue biopsy samples. The Company’s initial focus is on the development of a pipeline of next generation monoclonal antibody drugs targeting established and novel immunomodulatory receptors.

In its lead antibody program, the Company has characterized certain anti-PD-1 antibodies, or simply “PD-1 antibodies,” using patient biopsy samples, in an effort to identify next generation PD-1 antagonists with enhanced selectivity for the immune effector cells that carry out anti-tumor functions. The Company has identified two antagonist PD-1 antibodies that inhibit PD-1 activity in distinctly different ways. One of the antibodies blocks binding of the ligand PD-L1 to PD-1, while the other antibody does not. However, both display activity in various biological assays. In addition to its PD-1 antibody program, the Company is developing antibody drug candidates targeting TIM-3, LAG-3, OX40, TIGIT and VISTA. The Company is also pursuing several antibody programs for which it has not yet publicly disclosed the targets.

The Company’s proprietary platform technology, exclusively licensed from the Massachusetts Institute of Technology (“MIT”), is a microwell array technology that detects secreted molecules (such as antibodies and cytokines) and cell surface markers, at the level of single live cells and enables recovery of single live cells of interest. The platform technology is a multipurpose tool that is valuable for activities ranging from antibody discovery to target discovery and patient stratification in clinical development. The platform yields multidimensional, functional read-outs from single live cells, such as tumor infiltrating lymphocytes, or TILs, from human tumor biopsy samples, and it enables the Company’s researchers to examine the responses of different classes of human immune cells to treatment with immunomodulators in the context of human disease, as opposed to animal models of disease.

4

The Company continues to be a “smaller reporting company,” as defined under the Exchange Act, following the Merger. The Company believes that as a result of the Merger, it has ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)).

2 - GOING CONCERN AND LIQUIDITY

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) which contemplate the Company’s continuation as a going concern. As of June 30, 2016, the Company had a working capital deficit of $1,437,201 including $1,315,557 of derivative liabilities and an accumulated deficit of $17,311,585. As of December 31, 2015, the Company had working capital of $615,530 including $2,138,091 of derivative liabilities and an accumulated deficit of $14,408,976.

On July 29, 2016 the Company entered into a Subscription Agreement (the “Subscription Agreement”) with certain accredited investors, pursuant to which these investors purchased the Company’s 12% Senior Secured Promissory Notes (the “Notes”) in the aggregate principal amount of $3,038,256 (before deducting placement agent fees and expenses of approximately $385,337), which includes $38,256 pursuant to an over-allotment option (the “Note Offering”). The Company intends to use the net proceeds from this Note Offering for working capital and general corporate purposes. Additional information concerning the Note Offering is presented below in Note 13, “Subsequent Events.”

As of the date of this filing, and after giving effect to the net proceeds from the Note Offering, the Company believes it has sufficient liquidity to fund operations through November 2016. The Company is continuing to explore a range of potential transactions, which may include public or private equity offerings, debt financings, collaborations and licensing arrangements, and/or other strategic alternatives, including a merger, sale of assets or other similar transactions. If the Company is unable to raise additional capital on terms acceptable to the Company and on a timely basis, the Company may be required to downsize or wind down its operations through liquidation, bankruptcy, or a sale of its assets. The unaudited condensed consolidated financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The Company expects to incur significant expenses and operating losses for the foreseeable future, and the Company’s net losses may fluctuate significantly from quarter to quarter and from year to year. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s business has not generated (nor does the Company anticipate that in the foreseeable future it will generate) the cash necessary to finance its operations, and the Company will require additional capital to continue its operations beyond November 2016.

The Company’s near-term capital needs depend on many factors, including:

•	the Company’s ability to carefully manage its costs;
•	the amount and timing of revenue received from grants or the Company’s collaboration and license arrangements; and
•	the Company’s ability to raise additional capital through public or private equity offerings, debt financings, or strategic collaborations and licensing arrangements, and/or the Company’s success in promptly establishing a strategic alternative that is in its stockholders’ best interests.

If the Company is unable to raise additional capital through one or more of the means listed above prior to the end of November 2016, the Company could face substantial liquidity problems and might be required to implement cost reduction strategies in addition to the cash conservation steps that the Company has already taken. These reductions could significantly affect the Company’s research and development activities, and could result in significant harm to the Company’s business, financial condition and results of operations. In addition, these reductions could cause the Company to further curtail its operations, or take other actions that would adversely affect the Company’s stockholders. If the Company is unable to raise additional capital on acceptable terms and on a timely basis, the Company may be required to downsize or wind down its operations through liquidation, bankruptcy, or a sale of its assets.

5

In addition, to the extent additional capital is raised through the sale of equity or convertible debt securities, such securities may be sold at a discount from the market price of the Company’s common stock. The issuance of these securities could also result in significant dilution to some or all of the Company’s stockholders, depending on the terms of the transaction. For example, the PPO Warrants contain anti-dilution protection in the event that the Company issues common stock or securities convertible into or exercisable for shares of the Company’s common stock at a price lower than the warrant exercise price prior to the warrant expiration date. The anti-dilution protection provisions are subject to exceptions for certain issuances, including but not limited to (a) shares of common stock issued in an underwritten public offering, (b) issuances of awards under the Company’s 2014 Equity Incentive Plan, and (c) other exempt issuances.

3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements were prepared using GAAP for interim financial information and the instructions to Form 10-Q and Regulation S-X. Accordingly, these unaudited condensed consolidated financial statements do not include all information or notes required by GAAP for annual financial statements and should be read in conjunction with the 2015 Financial Statements as filed on the Company's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities Exchange Commission (the “SEC”) on March 30, 2016.

The preparation of the unaudited condensed consolidated financial statements in conformity with these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reported period. Ultimate results could differ from the estimates of management.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company's financial position as of June 30, 2016 and the results of its operations and cash flows for the six months ended June 30, 2016 and 2015. Such adjustments are of a normal recurring nature. The results of operations for the three and six months ended June 30, 2016 may not be indicative of results for the full year.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries, Enumeral Biomedical Corp. and Enumeral Securities Corporation. In these unaudited condensed consolidated financial statements, “subsidiaries” are companies that are wholly owned, the accounts of which are consolidated with those of the Company. Intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of 90 days or less from the purchase date to be cash equivalents. Cash and cash equivalents are held in depository and money market accounts and are reported at fair value.

Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents. The Company generally invests its cash in money market funds, U.S. Treasury securities and U.S. Agency securities that are subject to minimal credit and market risk. Management has established guidelines relative to credit ratings and maturities intended to safeguard principal balances and maintain liquidity. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Fair Value of Financial Instruments

Fair values of financial instruments included in current assets and current liabilities are estimated to approximate their book values, due to the short maturity of such instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value. The Company’s assets and liabilities that are measured at fair value on a recurring basis are measured in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, which establishes a three-level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements.

6

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets in active markets.

•	Level 2: Inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s cash equivalents, carried at fair value, are comprised of investments in federal agency backed money market funds. The valuation of the Company’s derivative liabilities is discussed below and in Note 11. The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015:

	June 30, 2016	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Cash	$551,806	$551,806	$-	$-
Money Market funds, included in cash equivalents	$582,013	$582,013	$-	$-
Liabilities
Derivative liabilities	$1,315,557	$-	$-	$1,315,557

	December 31, 2015	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Cash	$815,890	$815,890	$-	$-
Money Market funds, included in cash equivalents	$2,780,372	$2,780,372	$-	$-
Liabilities
Derivative liabilities	$2,138,091	$-	$-	$2,138,091

The following table provides a roll forward of the fair value of the Company’s derivative liabilities, using Level 3 inputs:

Balance as of December 31, 2015	$2,138,091
Change in fair value	(822,534)
Balance as of June 30, 2016	$1,315,557

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are recorded at the invoiced amount. The Company maintains allowances for doubtful accounts, if needed, for estimated losses resulting from the inability of customers to make required payments. This allowance is based on specific customer account reviews and historical collections experience. There was no allowance for doubtful accounts as of June 30, 2016 or December 31, 2015.

7

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Lab equipment	3-5 years
Computer equipment and software	3 years
Furniture	3 years
Leasehold improvements	Shorter of useful life or life of the lease

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicated that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. There have been no impairments recognized during the three and six months ended June 30, 2016 and 2015, respectively.

Revenue Recognition

Collaboration and license revenue

Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements are analyzed to determine whether the deliverables, which often include license and performance obligations such as research and steering committee services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with GAAP.

The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations, typically including research and/or steering committee services, can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a relative performance or straight-line method. The Company recognizes revenue using the relative performance method provided that it can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Direct labor hours or full-time equivalents are typically used as a measure of performance. Revenue recognized under the relative performance method would be determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of substantive milestones, by the ratio of level of effort incurred to date to estimated total level of effort required to complete the Company’s performance obligations under the arrangement. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the relative performance method, as of each reporting period.

If the Company cannot reasonably estimate the level of effort required to complete its performance obligations under an arrangement, the performance obligations are provided on best-efforts basis and the Company can reasonably estimate when the performance obligation ceases or the remaining obligations become inconsequential and perfunctory. At that time, the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, would be recognized as revenue on a straight-line basis over a period the Company expects to complete its performance obligations. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending date.

8

In December 2014, the Company entered into a study agreement with Merck Sharp & Dohme Corp., or Merck (the “Merck Agreement”). In February 2016, the Company and Merck subsequently amended the work plan under the Merck Agreement to also include non-small cell lung cancer tissues. Pursuant to the Merck Agreement, the Company is conducting a specified research program using its platform technology to identify functional response of single cell types in colorectal cancer and non-small cell lung cancer in the presence or absence of immunomodulatory receptor modulators identified by Merck. In this collaboration, Merck is reimbursing the Company for the cost of performing the work plan set forth in the Merck Agreement, for up to a specified number of full-time employees at a pre-determined annual rate. In addition, Merck will make certain milestone payments to the Company upon the completion of specified objectives set forth in the Merck Agreement and related work plan. In September 2015, the Company announced the achievement of the first milestone under the Merck Agreement.

In January 2016, the Company and The University of Texas M.D. Anderson Cancer Center (“MDACC”) entered into a Collaborative Research and Development Agreement (the “MDACC Agreement”). Under the MDACC Agreement, the Company and MDACC plan to collaborate on the discovery and development of novel monoclonal antibodies against selected targets in immune-oncology, utilizing the Company’s antibody discovery and immune profiling platform and MDACC’s preclinical and development expertise and infrastructure.

Pursuant to the terms of the MDACC Agreement, the Company and MDACC will share the costs of research and development activities necessary to take development candidates through successful completion of a Phase I clinical trial. The MDACC Agreement provides for a structure whereby the Company and MDACC are each granted the right to receive a percentage of the net income from product sales or any payments associated with licensing or otherwise partnering a program with a third party.

In April 2016, the Company entered into a License and Transfer Agreement (the “Original License Agreement”) with Pieris Pharmaceuticals, Inc. and Pieris Pharmaceuticals GmbH (collectively, “Pieris”). Pursuant to the terms and conditions of the Original License Agreement, Pieris is licensing from the Company specified intellectual property related to the Company’s anti-PD-1 antibody program ENUM 388D4 for the potential development and commercialization by Pieris of novel multispecific therapeutic proteins comprising fusion proteins based on Pieris’ Anticalins ® class of therapeutic proteins and the Company’s antibodies in the field of oncology.

Under the Original License Agreement, Pieris paid the Company a $250,000 initial license fee. In June 2016, the Company entered into a Definitive License and Transfer Agreement (the “Definitive Agreement”) with Pieris, and as contemplated in the Original License Agreement, Pieris paid the Company a $750,000 license maintenance fee to continue the licensing arrangements under the Original License Agreement. In accordance with its terms, the Definitive Agreement superseded the Original License Agreement.

Under the Definitive Agreement, the Company has granted Pieris an option until May 31, 2017 to license specified patent rights and know-how of the Company covering two additional undisclosed antibody programs on the same terms and conditions as for the Company’s 388D4 anti-PD-1 antibody (each, a “Subsequent Option”). Pieris may exercise the Subsequent Options separately and on different dates during the option period. Pieris will pay the Company additional license fees in the event that Pieris exercises one or both Subsequent Options.

The Company recognized $1,336,466 and $289,049 of collaboration and license revenue for the three months ended June 30, 2016 and 2015, respectively. The Company recognized $1,652,484 and $498,684 of collaboration and license revenue for the six months ended June 30, 2016 and 2015, respectively.

Grant Revenue

In September 2014, the Company was awarded a Phase II Small Business Innovation Research contract from the National Cancer Institute (“NCI”), a unit of the National Institutes of Health, for up to $999,967 over two years. Grant revenue consists of a portion of the funds received to date by the NCI. Revenue is recognized as the related research services are performed in accordance with the terms of the agreement. The Company recognized $162,506 and $92,264 of revenue associated with the NCI Phase II grant for the three months ended June 30, 2016 and 2015, respectively. The Company recognized $280,945 and $157,351 of revenue associated with the NCI Phase II grant for the six months ended June 30, 2016 and 2015, respectively. The difference between the total consideration received to date and the revenue recognized is recorded as deferred revenue. Deferred revenue totaled $43,513 as of June 30, 2016 and $130,539 as of December 31, 2015.

9

Research and Development Expenses

Research and development expenditures are charged to the unaudited condensed consolidated statement of operations and comprehensive income (loss) as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries and benefits, facilities costs, clinical supply costs, contract services, depreciation and amortization expense and other related costs. Costs associated with acquired technology, in the form of upfront fees or milestone payments, are charged to research and development expense as incurred. Legal fees incurred in connection with patent applications, along with fees associated with the license to the Company’s core technology, are expensed as research and development expense.

Derivative Liabilities

The Company’s derivative liabilities relate to (a) warrants to purchase an aggregate of 23,549,509 shares of the Company’s common stock that were issued in connection with the PPO and (b) warrants to purchase 41,659 shares of Enumeral Series A Preferred Stock that were issued in December 2011 and June 2012 pursuant to Enumeral’s debt financing arrangement with Square 1 Bank that were subsequently converted into warrants to purchase 66,574 shares of the Company’s common stock in connection with the Merger in July 2014. Additional detail regarding these warrants can be found in Note 11 below.

Due to the price protection provision included in the warrant agreements, the warrants were deemed to be liabilities and, therefore, the fair value of the warrants is recorded in the current liabilities section of the unaudited condensed consolidated balance sheet. As such, the outstanding warrants are revalued each reporting period with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

The Company used the Black-Scholes option-pricing model to estimate the fair values of the issued and outstanding warrants. As of January 1, 2016, the Company began using a blended average of the Company’s historical volatility and the historical volatility of a group of similarly situated companies (as described in greater detail below) to calculate the expected volatility when valuing its derivative liabilities.

Comprehensive Income (Loss)

Other comprehensive income (loss) was comprised of unrealized holding gains and losses arising during the period on available-for-sale securities that are not other-than-temporarily impaired. The unrealized gains and losses are reported in accumulated other comprehensive income (loss), until sold or mature, at which time they are reclassified to earnings. The Company recognized no reclassifications out of accumulated other comprehensive loss or unrealized holding losses on available-for-sale securities for the three and six months ended June 30, 2016. The Company recognized unrealized holding losses on available-for-sale securities of $19,091 and $19,097 for the three and six months ended June 30, 2015. The Company reclassified $2,730 and $9,320 out of accumulated other comprehensive loss to net income for the three and six months ended June 30, 2015.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards to employees and directors in accordance with FASB ASC Topic 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the unaudited condensed consolidated statements of operations and comprehensive income (loss) based on their grant date fair values. Compensation expense related to awards to employees is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Share-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity, and are expensed using an accelerated attribution model.

10

The Company estimates the fair value of its stock options using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the expected term of the award, (c) the risk-free interest rate, (d) expected dividends, and (e) the estimated fair value of its common stock on the measurement date. As of January 1, 2016, the Company began using a blended average of the Company’s historical volatility and the historical volatility of a group of similarly situated companies to calculate the expected volatility when valuing its stock options. For purposes of calculating this blended volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. The Company computes historical volatility data using the daily closing prices for the Company’s and the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Prior to January 1, 2016, due to the lack of a public market for the trading of its common stock and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility only on the historical volatility of a group of similarly situated companies that were publicly traded. Due to the lack of Company specific historical option activity, the Company has estimated the expected term of its employee stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. The expected term for non-employee awards is the remaining contractual term of the option. The risk-free interest rates are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The Company has never paid dividends and does not expect to pay dividends in the foreseeable future.

The fair value of the restricted stock awards granted to employees is based upon the fair value of the common stock on the date of grant. Expense is recognized over the vesting period.

The Company has recorded stock-based compensation expense of $268,511 and $126,500 for the three months ended June 30, 2016 and 2015, respectively. The Company has recorded stock-based compensation expense of $602,322 and $292,891 for the six months ended June 30, 2016 and 2015, respectively. The Company has an aggregate of $1,081,310 of unrecognized stock-based compensation expense as of June 30, 2016 to be amortized over a weighted average period of 3.1 years.

Effective January 1, 2016, the Company has elected to account for forfeitures as they occur, as permitted by Accounting Standards Update (“ASU”) ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. See the Accounting Standards Adopted in the Period section below for further details.

Prior to the adoption of ASU No. 2016-09, the Company estimated the number of stock-based awards that were expected to vest, and only recognized compensation expense for such awards. The estimation of stock-based awards that will ultimately vest required judgment, and to the extent actual results or updated estimates differed from current estimates, such amounts were recorded as a cumulative adjustment in the period estimates were revised. The Company considered many factors when estimating expected forfeitures, including type of awards granted, employee class, and historical experience.

Earnings (Loss) Per Share

Basic earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding. Diluted earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible debt, subject to anti-dilution limitations. As of June 30, 2016 and 2015, the number of shares underlying options and warrants that were anti-dilutive were approximately 31.6 million and 25.5 million, respectively.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (“ACS 740”), which provides for deferred taxes using an asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. The Company has evaluated available evidence and concluded that the Company may not realize the benefit of its deferred tax assets; therefore a valuation allowance has been established for the full amount of the deferred tax assets. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

11

The Company has no uncertain tax liabilities as of June 30, 2016 or December 31, 2015. The guidance requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the more likely than not recognition criteria, the guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 provides for a single comprehensive model for use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for interim and annual periods beginning after December 15, 2016 with no early adoption permitted. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU No. 2014-09 to annual periods beginning after December 15, 2017, along with an option to permit early adoption as of the original effective date. The Company is required to adopt the amendments in ASU No. 2014-09 using one of two acceptable methods. The Company’s management is currently in the process of determining which adoption method it will apply and evaluating the impact of the guidance on the Company’s unaudited condensed consolidated financial statements. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The ASU clarifies the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The ASU does not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the ASU are the same as the effective date and transition requirements in Topic 606. Public entities should apply the ASU for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of this new standard on its unaudited condensed consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40). ASU No 2014-15 requires all entities to evaluate for the existence of conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the issuance date of the financial statements. The accounting standard is effective for interim and annual periods ending after December 15, 2016, and is not expected to have a material impact on the Company’s unaudited condensed consolidated financial statements, but may impact the Company’s footnote disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 is effective for annual periods beginning after December 15, 2018, and requires a lessee to recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. Early application is permitted. The Company is currently evaluating the impact the adoption of the accounting standard will have on its unaudited condensed consolidated financial statements.

Accounting Standards Adopted in the Period

In March 2016, the FASB issued ASU No. 2016-09, which simplified several aspects of employee share-based payment accounting.  In particular, the ASU permits entities to make an accounting policy election to either estimate forfeitures on share-based payment awards, as previously required, or to recognize forfeitures as they occur. Effective January 1, 2016, the Company elected to recognize forfeitures as they occur. The impact of that change in accounting policy has been recorded as an $8,333 cumulative effect adjustment to accumulated deficit, as of December 31, 2015. The Company expects that it will recognize slightly higher share-based payment expense for the remainder of 2016, relative to prior periods, as the effects of forfeitures will not be recognized until they occur, rather than being estimated at the time of grant and subsequently adjusted as and when necessary. The effects of adopting the remaining provisions in ASU No. 2016-09 affecting the income tax consequences of share-based payments, classification of awards as either equity or liabilities when an entity partially settles the award in cash in excess of the employer’s minimum statutory withholding requirements and classification in the statement of cash flows did not have any impact on the Company’s financial position, results of operations or cash flows.

12

Other accounting standards that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s unaudited condensed consolidated financial statements upon adoption.

4 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	June 30,	December 31,
	2016	2015
Laboratory equipment	$2,559,986	$2,559,986
Computer/office equipment and software	187,337	187,337
Furniture, fixtures and office equipment	73,734	73,734
Leasehold improvements	75,262	75,262
	2,896,319	2,896,319
Less - Accumulated depreciation and amortization	(1,738,826)	(1,384,826)
	$1,157,493	$1,511,493

Depreciation and amortization expense for the three and six months ended June 30, 2016 was $168,145 and $354,000, respectively. Depreciation and amortization expense for the three and six months ended June 30, 2015 was $139,589 and $275,887, respectively. During the six months ended June 30, 2015, the Company expensed $22,962 associated with the write-down of leasehold improvements due to a relocation of the Company’s corporate office and research laboratories in March 2015 (see Note 8). No such write-downs occurred during the six months ended June 30, 2016.

5 - RESTRICTED CASH

The Company held $534,780 in restricted cash as of June 30, 2016 and December 31, 2015, respectively. The balances are primarily held on deposit with a bank to collateralize a standby letter of credit in the name of the Company’s facility lessor in accordance with the Company’s facility lease agreement.

6 - ACCRUED EXPENSES

The Company’s accrued expenses consist of the following:

	June 30,	December 31,
	2016	2015
Accrued wages and benefits	$798,576	$447,769
Accrued professional fees	236,768	213,475
Accrued other	138,787	53,140
Total accrued expenses	$1,174,131	$714,384

7 - DEBT

Equipment Lease Financing

In December 2015, the Company and Fountain Leasing 2013 LP (“Fountain”) entered into a master lease agreement and related transaction documents, pursuant to which Fountain provided the Company with $506,944 for the purchase of research and development lab equipment (the “Fountain Lease”). Fountain’s security under the Fountain Lease is the equipment purchased and a security deposit in the amount of $101,389. The initial term of the Fountain Lease is 36 months, with payments of $21,545 per month for the first 24 months and then $1,267 for the 12 months thereafter. Pursuant to the terms of the Fountain Lease, the Company has an option at the end of the initial term to purchase the equipment for the greater of $25,347 or current fair market value, provided that such amount shall not be in excess of $152,083. In addition, the Company also has the option to extend the Fountain Lease for an additional 12 month period at a rate of $8,872 per month with the right at the end of such extension term to purchase the equipment for fair value or to return the equipment to Fountain. The Fountain Lease has a lease rate factor of 4.25% per month for the first 24 months and 0.25% for the final 12 months of the initial term.

13

The Company has recorded current equipment lease financing of $245,989 and long-term equipment lease financing of $142,082 as of June 30, 2016. The Company has recorded current equipment lease financing of $240,473 and long-term equipment lease financing of $266,471 as of December 31, 2015. The equipment has been included in property and equipment on the Company’s unaudited condensed consolidated balance sheets.

Future principal payments on the equipment lease financing are as follows:

For the twelve months ended June 30,	Amount
2017	$258,541
2018	136,875
2019	7,604
Total equipment lease financing payments	$403,020

As of June 30, 2016	Amount
Current equipment lease financing payments	$258,541
Less: Amount representing interest	(12,552)
Current equipment lease financing, net	$245,989
Long-term equipment lease financing payments	$144,479
Less: Amount representing interest	(2,397)
Long-term equipment lease financing, net	$142,082

8 - COMMITMENTS

Operating Leases

In March 2015, the Company relocated its offices and research laboratories to 200 CambridgePark Drive in Cambridge, Massachusetts. The Company is leasing 16,825 square feet at this facility (the “Premises”) pursuant to Indenture of Lease (the “Lease”) that the Company entered into in November 2014. The term of the Lease is for five years, and the initial base rent is $42.50 per square foot, or approximately $715,062 on an annual basis. The base rent will increase incrementally over the term of the Lease, reaching approximately $804,739 on an annual basis in the fifth year of the term. In addition, the Company is obligated to pay a proportionate share of the operating expenses and applicable taxes associated with the premises, as calculated pursuant to the terms of the Lease. The Company is also obligated to deliver a security deposit to the landlord in the amount of $529,699, either in the form of cash or an irrevocable letter of credit, which may be reduced to $411,988 following the second anniversary of the commencement date under the Lease, provided that the Company meets certain financial conditions set forth in the Lease. The Company has recorded deferred rent in connection with the Lease in the amount of $51,776 and $36,847 as of June 30, 2016 and December 31, 2015, respectively. This amount has been recorded as a long-term liability on the Company’s unaudited condensed consolidated balance sheet.

The Company previously occupied offices and research laboratories in approximately 4,782 square feet of space at One Kendall Square in Cambridge, Massachusetts, at an annual rent of $248,664 (the “Kendall Lease”). For the three months ended March 31, 2015, the Company recorded an accrual of $55,352 for exit costs associated with its move to new offices and research laboratories in March 2015. The amount accrued at March 31, 2015 includes rent paid for April and May of 2015 related to the Kendall Lease. In June 2015, Enumeral entered into a lease termination agreement with the landlord for Enumeral’s former facility at One Kendall Square, pursuant to which the Kendall Lease was terminated as of June 17, 2015. In accordance with the terms of the lease termination agreement, Enumeral is not obligated to pay rent for the One Kendall Square facility after May 31, 2015. Enumeral had maintained a security deposit relating to the facility, recorded as restricted cash on the unaudited condensed consolidated balance sheet as of March 31, 2015. This security deposit was returned to Enumeral pursuant to the lease termination agreement.

14

In addition, the Company maintains a small corporate office at 1370 Broadway in New York, New York, at a current annual rate of $23,100. The lease for the Company’s New York office expires on December 31, 2016.

Rent expense was $314,481 and $296,224 for the three months ended June 30, 2016 and 2015, respectively. Rent expense was $646,820 and $451,488 for the six months ended June 30, 2016 and 2015, respectively.

Future operating lease commitments as of June 30, 2016 are as follows:

For the twelve months ended June 30,	Amount
2017	$755,495
2018	766,211
2019	789,149
2020	536,493
Total	$2,847,348

Employment Agreements

The Company has employment agreements with members of management which contain minimum annual salaries and severance benefits if terminated prior to the term of the agreements. In conjunction with the closing of the Note Offering, Arthur H. Tinkelenberg, Ph.D. was terminated by the Company from his position as President and Chief Executive Officer, effective July 28, 2016. During the three months ended June 30, 2016, the Company recorded an accrual related to severance and benefits owed to Dr. Tinkelenberg as a result of his termination.

9 - LICENSE AGREEMENT AND RELATED-PARTY TRANSACTIONS

License Agreement

In April 2011, Enumeral licensed certain intellectual property from MIT, then a related party (as one of Enumeral’s scientific co-founders was an employee of MIT), pursuant to an Exclusive License Agreement (the “License Agreement”), in exchange for the payment of upfront license fees and a commitment to pay annual license fees, patent costs, milestone payments, royalties on sublicense income and, upon product commercialization, royalties on the sales of products covered by the licenses or income from corporate partners, and the issuance of 66,303 shares of Enumeral common stock. This intellectual property portfolio includes patents owned by Harvard University or co-owned by MIT and The Whitehead Institute, or MIT and Massachusetts General Hospital.

All amounts incurred related to the license fees have been expensed as research and development expenses by Enumeral as incurred. The Company incurred $10,000 and $7,500 in the three months ended June 30, 2016 and 2015, respectively. The Company incurred $20,000 and $15,000 in the six months ended June 30, 2016 and 2015, respectively.

In addition to potential future royalty and milestone payments that Enumeral may have to pay MIT per the terms of the License Agreement, Enumeral paid an annual fee of $40,000 in 2016, and is obligated to pay $50,000 every year thereafter unless the License Agreement is terminated. During the three months ended June 30, 2016, the Company recorded an accrual of $100,000 for the required percentage of the Pieris license payments owed to MIT pursuant to the terms of the License Agreement. No royalty payments have been payable as Enumeral has not commercialized any products as set forth in the License Agreement. Enumeral reimburses the costs to MIT and Harvard University for the continued prosecution of the licensed patent estate. For the three months ended June 30, 2016 and 2015, Enumeral paid $44,995 and $112,331 for MIT and $10,063 and $150 for Harvard, respectively. For the six months ended June 30, 2016 and 2015, Enumeral paid $139,640 and $240,543 for MIT and $15,341 and $18,637 for Harvard, respectively. The Company had accounts payable and accrued expenses of $130,218 and $168,726 associated with the reimbursement of costs and fees owed to MIT and Harvard as of June 30, 2016 and December 31, 2015, respectively.

15

The License Agreement also contained a provision whereby after the date upon which $7,500,000 of funding which was met in April of 2013, MIT and other licensing institutions set forth in the License Agreement have a right to participate in certain future equity issuances by Enumeral. In addition, pursuant to that provision Enumeral may have to issue additional shares to MIT and other licensing institutions set forth in the License Agreement if Enumeral issues common stock at a price per share that is less than the fair market value per share of the common stock issued to MIT and such licensing institutions based upon a weighted average formula set forth in the License Agreement. In March 2013, Enumeral and MIT entered into a first amendment to the License Agreement to clarify how equity issuances were to be made thereunder. In July 2014, Enumeral and MIT entered into a second amendment to the License Agreement, pursuant to which MIT’s participation rights and anti-dilution rights under the License Agreement were terminated. Other than the exchange of Enumeral’s common stock for the Company’s common stock in connection with the Merger, the Company did not issue any shares of common stock to MIT and such other licensing institutions in connection with the License Agreement in 2014.

In April 2015, Enumeral and MIT entered into a third amendment to the License Agreement, which revised the timetable for Enumeral to complete certain diligence obligations relating to the initiation of clinical studies in support of obtaining regulatory approval of a Diagnostic Product (as such term is defined in the License Agreement), as well as the timetable by which Enumeral is required to make the first commercial sale of a Diagnostic Product.

In April 2016, Enumeral and MIT entered into a fourth amendment to the License Agreement, which revised the timetable for Enumeral to complete certain diligence obligations relating to the establishment of sublicenses and/or corporate partner agreements for the development of Licensed Products and/or Diagnostic Products, as well as the timetable by which an Investigational New Drug Application shall be filed on a Therapeutic Product (as such terms are defined in the License Agreement).

Consulting Agreements

In September 2014, the Company and Dr. Barry Buckland entered into a Scientific Advisory Board Agreement (the “SAB Agreement”), which replaced Dr. Buckland’s previous consulting agreement and pursuant to which Dr. Buckland serves as chairman of the Company’s Scientific Advisory Board. The SAB Agreement has a term of two years. Pursuant to the terms of the SAB Agreement, Dr. Buckland will receive compensation on an hourly or per diem basis, either in cash or, at Dr. Buckland’s election, in options to purchase the Company’s common stock. The SAB Agreement limits the total amount of compensation payable to Dr. Buckland at $100,000 over any rolling 12-month period. During the three months ended June 30, 2016 and 2015, the Company recognized $4,000 and $17,500 of expense related to the SAB agreement, respectively. During the six months ended June 30, 2016 and 2015, the Company recognized $4,000 and $28,500 of expense related to the SAB agreement, respectively.

10 - EQUITY

Common Stock

On April 8, 2014, Enumeral amended its certificate of incorporation to increase the number of authorized shares of common stock from 15,000,000 to 24,000,000.

In April 2014, Enumeral issued 948,823 shares of Series B Convertible Preferred Stock at an issue price of $2.125 per share for proceeds of $1,597,860, net of issuance costs of $418,390. The Series B Preferred Stock ranks pari passu in all respects to Enumeral’s Series A-2, Series A-1 and Series A Preferred Stock. In connection with this offering, Enumeral paid the placement agent $81,000 in cash and issued the placement agent a warrant to purchase 38,259 Series B shares exercisable at $2.125 per share for a term of five years. These costs were included in the total issuance costs. All shares and warrants were converted as part of the Merger (see Merger discussion below).

In April 2014, Enumeral issued warrants to two executive officers to purchase 105,881 shares of Convertible Preferred Series B shares in connection with Enumeral’s Series B financing. These warrants were issued in relation to these executives taking a salary reduction prior to the Series B round of financing. In connection with the Merger in July 2014, these warrants were converted into warrants to purchase 309,966 shares of the Company’s common stock (see Merger discussion below).

On July 31, 2014, Enumeral entered into the Merger Agreement, pursuant to which Enumeral became a wholly owned subsidiary of the Company. The Company’s authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of “blank check” preferred stock, par value $0.001.

16

Merger

As a result of the Merger, all issued and outstanding common and preferred shares of Enumeral were exchanged for common shares of the Company as follows: (a) each share of Enumeral’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.102121 shares of the Company’s common stock for a total of 4,940,744 shares post-Merger, (b) each share of Enumeral’s Series A Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.598075 shares of the Company’s common stock for a total of 4,421,744 shares post-Merger, (c) each share of Enumeral’s Series A-1 Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.790947 shares of the Company’s common stock for a total of 3,666,428 shares post-Merger, (d) each share of Enumeral’s Series A-2 Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.997594 shares of the Company’s common stock for a total of 3,663,177 shares post-Merger, (e) each share of Enumeral’s Series B Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 2.927509 shares of the Company’s common stock for a total of 2,777,687 shares post-Merger and (f) a convertible note and accrued interest was converted into 3,230,869 shares of the Company’s common stock post-Merger.

As a result of the Merger and the Split-Off, the Company discontinued its pre-Merger business and acquired the business of Enumeral, and has continued the existing business operations of Enumeral as a publicly-traded company under the name Enumeral Biomedical Holdings, Inc. In accordance with “reverse merger” accounting treatment, historical financial statements for Enumeral Biomedical Holdings, Inc. as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Enumeral prior to the Merger in all future filings with the SEC.

Private Placement

On July 31, 2014, the Company closed the PPO of 21,549,510 Units of securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at an exercise price of $2.00 per share with a term of five years (the “PPO Warrants”). The net proceeds received from the PPO were $18,255,444. The investors in the PPO (for so long as they hold shares of the Company’s common stock) have anti-dilution protection on the shares of common stock included in the Units purchased in the PPO and not subsequently transferred or sold (other than transfers to trusts or affiliates of such investors for the purpose of estate planning) in the event that within two years after the closing of the PPO the Company issues common stock or securities convertible into or exercisable for shares of the Company’s common stock at a price lower than the Unit purchase price. The anti-dilution protection provisions are subject to exceptions for certain issuances, including but not limited to (a) shares of common stock issued in an underwritten public offering, (b) issuances of awards under the Company’s 2014 Equity Incentive Plan, and (c) other exempt issuances.

In addition, the PPO Warrants not subsequently transferred or sold (other than transfers to trusts or affiliates of such investors for the purpose of estate planning) have anti-dilution protection in the event that prior to the warrant expiration date the Company issues common stock or securities convertible into or exercisable for shares of the Company’s common stock at a price lower than the warrant exercise price, subject to the exceptions described above.

The Company agreed to pay the placement agents in the offering, registered broker-dealers, a cash commission of 10% of the gross funds raised from investors in the PPO. In addition, the placement agents received warrants exercisable for a period of five years to purchase a number of shares of the Company’s common stock equal to 10% of the number of shares of common stock with a per share exercise price of $1.00 (the “Agent Warrants”); provided, however, that the placement agents were not entitled to any warrants on the sale of Units in excess of 20,000,000. Any sub-agent of the placement agents that introduced investors to the PPO was entitled to share in the cash fees and warrants attributable to those investors as described above. The Company also reimbursed the placement agents $30,000 in the aggregate for legal expenses incurred by the placement agents’ counsels in connection with the PPO, as described in the private placement agreements. As a result of the foregoing, the placement agents were paid an aggregate cash commission of $2,154,951 and were issued Agent Warrants to purchase 2,000,000 shares of the Company’s common stock. The Agent Warrants not subsequently transferred or sold (other than transfers to trusts or affiliates of such investors for the purpose of estate planning) have anti-dilution protection until the warrant expiration date, subject to the exceptions described above for the Units. The value ascribed to the Agent Warrants are carried at fair value and reported as a derivative liability on the accompanying unaudited condensed consolidated balance sheets.

The Company incurred approximately $500,000 of expenses in connection with the offering outside of the placement agent commissions and issued the subagent to one of the placement agents 150,000 shares of the Company’s common stock.

17

In addition, the Merger Agreement provided certain anti-dilution protection to the holders of the Company’s common stock immediately prior to the Merger (after giving effect to the Split-Off), in the event that the aggregate number of units sold in the PPO after the final closing thereof were to exceed 15,000,000. Accordingly, based on the final amount of gross proceeds raised in the PPO, the Company issued 1,690,658 additional shares of the Company’s common stock to holders of the Company’s common stock immediately prior to the Merger. The Company recorded $1,690,658 in other expense related to this issuance of shares at $1.00 per share.

11 - STOCK OPTIONS, RESTRICTED STOCK AND WARRANTS

Stock Options

In December 2009, Enumeral adopted the 2009 Stock Incentive Plan (the “2009 Plan”). In April 2014, Enumeral amended the 2009 Plan to increase the number of shares authorized thereunder to 3,200,437. The 2009 Plan was terminated in July 2014 in connection with the Merger.

On July 31, 2014, the Company’s Board of Directors adopted, and the Company’s stockholders approved, the 2014 Equity Incentive Plan (the “2014 Plan”), which reserves a total of 8,100,000 shares of the Company’s common stock for incentive awards. In connection with the Merger, options to purchase 948,567 shares of Enumeral common stock previously granted under the 2009 Plan were converted into options to purchase 1,045,419 shares of the Company’s common stock under the 2014 Plan.

Generally, shares that are expired, terminated, surrendered or cancelled without having been fully exercised will be available for future awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards.

Effective January 1, 2016, the Company recognizes all share-based awards under the straight-line attribution method, assuming that all granted awards will vest. Forfeitures will be recognized in the periods when they occur. Refer to Note 3, Summary of Significant Accounting Policies, for further information. In prior periods, ASC 718 required forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company evaluated its forfeiture assumptions quarterly and the expected forfeiture rate was adjusted when necessary. The actual expense recognized over the vesting period is based on only those shares that vest.

In periods prior to January 1, 2016, estimates of pre-vesting option forfeitures were based on the Company’s experience. The Company used a forfeiture rate of 0% - 5% depending on when and to whom the options were granted. The Company adjusted its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures were recognized through a cumulative adjustment in the period of change and may have impacted the amount of compensation expense to be recognized in future periods. The Company considered many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

The Company estimates the fair value of each stock award on the grant date using the Black-Scholes option-pricing model based on the following assumptions and the assumptions regarding the fair value of the underlying common stock on each measurement date:

For the six months ended June 30, 2016
Expected Volatility	117.0%
Risk-free interest rate	1.39%-1.72%
Expected term (in years)	5.00
Expected dividend yield	0%

As of June 30, 2016, there were 370,000 shares available for issuance under the 2014 Plan to eligible employees, non-employee directors and consultants. This number is subject to adjustment in the event of a stock split, reverse stock split, stock dividend, or other change in the Company’s capitalization.

18

A summary of stock option activity for the six months ended June 30, 2016 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term (years)
Outstanding as of December 31, 2015	5,926,654	$0.62	9.0
Granted	1,468,182	$0.20
Exercised	-	$-
Canceled	(579,995)	$0.83
Outstanding as of June 30, 2016	6,814,841	$0.51	8.8
Exercisable as of June 30, 2016	3,873,920	$0.45	8.7

Stock option compensation expense was $249,959 and $109,385 for the three months ended June 30, 2016 and 2015, respectively. Stock option compensation expense was $543,404 and $251,066 for the six months ended June 30, 2016 and 2015, respectively. The Company has an aggregate of $1,059,622 of unrecognized stock option compensation expense as of June 30, 2016 to be amortized over a weighted average period of 3.2 years.

The aggregate intrinsic value of options exercisable as of June 30, 2016 was $5,180. The aggregate intrinsic value was calculated as the difference between the exercise price of the stock options and the fair value of the underlying common stock as of the unaudited condensed consolidated balance sheet date.

Restricted Stock

A summary of restricted stock activity for the six months ended June 30, 2016 is as follows:

		Weighted-
	Number of	Average Grant
	Shares	Date Fair Value
Balance of unvested restricted stock as of December 31, 2015	282,119	$0.24
Issuance of restricted stock	140,910	$0.22
Vested	(248,425)	$0.23
Balance of unvested restricted stock as of June 30, 2016	174,604	$0.23

Restricted stock compensation expense was $18,552 and $17,115 for the three months ended June 30, 2016 and 2015, respectively. Restricted stock compensation expense was $58,918 and $41,825 for the six months ended June 30, 2016 and 2015, respectively.

The Company has an aggregate of $21,688 of unrecognized restricted stock compensation expense as of June 30, 2016 to be amortized over a weighted average period of 0.3 years.

Warrants

As of June 30, 2016, there were a total of 24,803,409 warrants outstanding to purchase shares of the Company's common stock. Of these, 23,549,510 warrants were issued in connection with the PPO and 66,574 warrants were issued to Square 1 Bank (in connection with a previous financing transaction as further described below) and are accounted for as derivative liabilities. The remaining 1,187,325 warrants do not require derivative liability accounting treatment.

19

Derivative Liability Warrants

In connection with the PPO, the Company issued warrants to purchase an aggregate of 23,549,510 shares of the Company’s common stock. Additionally, in connection with Enumeral’s December 2011 financing transaction with Square 1 Bank, Enumeral issued warrants to purchase 41,659 shares of Enumeral’s Series A preferred stock that were subsequently converted into warrants to purchase 66,574 shares of the Company’s common stock in connection with the July 2014 Merger.

A) PPO and Agent Warrants

In July 2014, the Company issued warrants to purchase 23,549,510 shares of the Company’s common stock in connection with the PPO, of which warrants to purchase 21,549,510 shares of the Company’s common stock had an exercise price of $2.00 per share and were issued to the investors in the PPO, and warrants to purchase 2,000,000 shares of the Company’s common stock had an exercise price of $1.00 per share and were issued to the placement agents for the PPO (or their affiliates). The estimated fair value of the warrants at the time of issuance was determined to be $16,261,784 using the Black-Scholes pricing model and the following assumptions: expected term of five years, 105.4% volatility, a risk-free rate of 1.77%, and no expected dividends. The estimated fair value of the warrants at June 30, 2016 was determined to be $1,310,793 using the Black-Scholes pricing model and the following assumptions: expected remaining term of 3.08 years, 110.85% volatility, risk-free rate of 0.72%, and no expected dividends. The estimated fair value of the warrants at December 31, 2015 was determined to be $2,130,822 using the Black-Scholes pricing model and the following assumptions: expected remaining term of 3.58 years, 109.4% volatility, risk-free rate of 1.44%, and no expected dividends. Due to a price protection provision included in the warrant agreements, the warrants were deemed to be a liability and, therefore, the fair value of the warrants is recorded in the liability section of the unaudited condensed consolidated balance sheets. As such, the outstanding warrants are revalued each reporting period with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss). All 23,549,510 warrants were outstanding as of June 30, 2016 and December 31, 2015, respectively.

B) Square 1 Financing

In connection with the December 2011 Square 1 financing transaction, Enumeral issued to Square 1 Bank warrants to purchase an aggregate of 33,944 shares of Series A convertible preferred stock at an exercise price of $1.16 per share, exercisable for seven years. In July 2014, as part of the Merger, these warrants were converted into warrants to purchase 54,245 shares of the Company’s common stock at an exercise price of $0.73 per share. The estimated fair value of the warrants as of June 30, 2016 was determined to be $3,744 using the Black-Scholes pricing model and the following assumptions: expected term of 2.4 years, 109.1% volatility, a risk-free rate of 0.65%, and no expected dividends. The estimated fair value of the warrants as of December 31, 2015 was determined to be $5,777 using the Black-Scholes pricing model and the following assumptions: expected term of 2.9 years, 104.6% volatility, a risk-free rate of 1.31%, and no expected dividends. As part of a June 12, 2012 amendment to the Loan and Security Agreement between Enumeral and Square 1 Bank, Enumeral issued warrants to Square 1 Bank to purchase an aggregate of 7,715 shares of Series A convertible preferred stock at an exercise price of $1.16 per share, exercisable for seven years. In July 2014, as part of the Merger, these warrants were converted into warrants to purchase 12,329 shares of the Company’s common stock at an exercise price of $0.73 per share. The estimated fair value of these warrants as of June 30, 2016 was determined to be $1,020 using the Black-Scholes pricing model and the following assumptions: expected term of 3.0 years, 109.1% volatility, a risk-free rate of 0.71%, and no expected dividends. The estimated fair value of these warrants as of December 31, 2015 was determined to be $1,492 using the Black-Scholes pricing model and the following assumptions: expected term of 3.5 years, 104.6% volatility, a risk-free rate of 1.42%, and no expected dividends. The warrants are classified as derivative liabilities in the accompanying unaudited condensed consolidated balance sheets and measured at fair value on a recurring basis. As such, the outstanding warrants are revalued each reporting period with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As of June 30, 2016 and December 31, 2015 these warrants were outstanding and expire on December 5, 2018 and June 12, 2019.

12 - CONCENTRATIONS

During the three months ended June 30, 2016, the Company recorded revenue from three entities in excess of 10% of the Company’s total revenue in the amounts of $1,000,000, $336,466 and $162,506, which represents 67%, 22% and 11% of the Company’s total revenue for that period. During the three months ended June 30, 2015, the Company recorded revenue from two entities in excess of 10% of the Company’s total revenue in the amounts of $289,049 and $92,264, which represents 76% and 24% of the Company’s total revenue for that period.

20

During the six months ended June 30, 2016, the Company recorded revenue from three entities in excess of 10% of the Company’s total revenue in the amounts of $1,000,000, $652,484 and $280,945, which represents 52%, 34% and 14% of the Company’s total revenue for that period. During the six months ended June 30, 2015, the Company recorded revenue from two entities in excess of 10% of the Company’s total revenue in the amounts of $498,684 and $157,351, which represents 76% and 24% of the Company’s total revenue for that period.

As of June 30, 2016, accounts receivable consisted of amounts due from two entities which represented 80% and 20% of the Company’s total outstanding accounts receivable balance, respectively. As of December 31, 2015, accounts receivable consisted of amounts due from two entities which represented 67% and 33% of the Company’s total outstanding accounts receivable balance, respectively.

13 – SUBSEQUENT EVENTS

On July 29, 2016 (the “Closing Date”), the Company entered into a Subscription Agreement (the “Subscription Agreement”) with certain accredited investors (the “Buyers”), pursuant to which the Buyers purchased the Company’s 12% Senior Secured Promissory Notes (the “Notes”) in the aggregate principal amount of $3,038,256 (before deducting placement agent fees and expenses of approximately $385,337), which includes $38,256 pursuant to an over-allotment option (the “Note Offering”). The Company intends to use the net proceeds from this Note Offering for working capital and general corporate purposes.

The Notes have an aggregate principal balance of $3,038,256, and a stated maturity date of 12 months from the date of issuance. The principal on the Notes bears interest at a rate of 12% per annum, payable monthly commencing on September 1, 2016. Interest is payable in shares (the “Repayment Shares”) of the Company’s common stock; provided, however, that interest will not be calculated or accrued in a manner that triggers the anti-dilution adjustment on the PPO Warrants. In the event that on an interest payment date, the PPO Warrants’ anti-dilution provision would be triggered by the payment of interest in shares of the Company’s common stock, interest payments on the Notes may be paid in cash. The Notes will rank senior to all existing indebtedness of the Company, except as otherwise set forth in the Notes.

The maturity date of the outstanding principal amount of the Notes, together with accrued and unpaid interest due thereon, will accelerate to the date (on or after September 1, 2016) on which the Company completes and closes certain financing transactions that achieve minimum thresholds, as specified in the Notes. In such specified transactions, the Notes will convert at a valuation per share equal to 50% of the price per share of securities sold in that financing transaction. In addition, in the event of a sale of the Company during the term of the Notes, noteholders will be entitled to receive 1.5x of the principal amount of the Notes plus accrued interest, paid in either cash or securities of acquiring entity at the acquiring entity’s discretion.

The Company’s obligations under the Notes are secured, pursuant to the terms of an Intellectual Property Security Agreement (the “Security Agreement”), dated as of the Closing Date, among the Company, Enumeral, the Buyers and the collateral agent for the Buyers named therein, by a first priority security interest in all now owned or hereafter acquired intellectual property of the Company and Enumeral, except to the extent such intellectual property cannot be assigned or the creation of a security interest would be prohibited by applicable law or contract.

In conjunction with the closing of the Note Offering, Arthur H. Tinkelenberg was terminated by the Company from his positions as President and Chief Executive Officer, effective July 28, 2016 (the “Separation Date”). Dr. Tinkelenberg will remain a member of the Company’s board of directors. The Company intends to conduct a search for a new Chief Executive Officer with commercial drug development experience.

As a result of Dr. Tinkelenberg’s separation of employment with the Company, the Company’s Board of Directors designated John J. Rydzewski, the Company’s Executive Chairman, as the Company’s “Principal Executive Officer” for SEC reporting purposes, effective as of the Separation Date.

21

ITEM 2.            MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Basis of Presentation

The following discussion of our financial condition and results of operations should be read with our unaudited condensed consolidated interim financial statements as of June 30, 2016 and for the three and six months ended June 30, 2016 and 2015 and related notes included in Part I. Item 1 of this Quarterly Report on Form 10-Q, as well as the audited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors, included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management and include, without limitation, statements with respect to our expectations regarding our research, development and commercialization plans and prospects, results of operations, general and administrative expenses, research and development expenses, and the sufficiency of our cash for future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar statements or variation of these terms or the negative of those terms and similar expressions are intended to identify these forward-looking statements. Readers are cautioned that these forward-looking statements are predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are those discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, and elsewhere in this report. We undertake no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

Unless the context indicates otherwise, all references in this report to “Enumeral Biomedical,” the “Company,” “we,” “us” and “our” refer to Enumeral Biomedical Holdings, Inc., and its wholly-owned subsidiaries, Enumeral Biomedical Corp. and Enumeral Securities Corporation; and references to “Enumeral” refer to Enumeral Biomedical Corp.

We are a biopharmaceutical company focused on discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. We utilize a proprietary platform technology that facilitates the rapid high resolution measurement of immune cell function within small tissue biopsy samples. Our initial focus is on the development of a pipeline of next generation monoclonal antibody drugs targeting established and novel immunomodulatory receptors.

The concept of stimulating the immune system to fight cancer was first advanced more than a century ago, but it is only recently that the field of immuno-oncology has seen clinical success, with marketing approvals being granted for antibodies that block CTLA-4 (Yervoy ® (ipilimumab)), PD-1 (Keytruda ® (pembrolizumab) and Opdivo ® (nivolumab)), and PD-L1 (Tecentriq ® (atezolizumab)). Use of these drugs has established that durable anti-tumor responses can be elicited in some patients by blocking the checkpoints that normally suppress the human immune response against cancer cells. The success of these drugs suggests that immuno-oncology may fundamentally alter the course of cancer treatment.

In our lead antibody program, we have characterized certain anti-PD-1 antibodies, or simply “PD-1 antibodies,” using patient biopsy samples, in an effort to identify next generation PD-1 antagonists with enhanced selectivity for the immune effector cells that carry out anti-tumor functions. We have identified two antagonist PD-1 antibodies that inhibit PD-1 activity in different ways. The distinction is that one of the antibodies (ENUM 388D4) blocks binding of the ligand PD-L1 to PD-1, while the other antibody (ENUM 244C8) does not inhibit PD-L1 binding. However, both display activity in various biological assays. In addition to our PD-1 antibody program, we are developing antibody drug candidates for a number of immunomodulatory protein targets, including TIM-3, LAG-3, OX40, TIGIT, and VISTA. We are also pursuing several antibody programs for which we have not yet publicly disclosed the targets.

22

Our proprietary platform technology, exclusively licensed from the Massachusetts Institute of Technology, or MIT, is a microwell array technology that detects secreted molecules (such as antibodies and cytokines) and cell surface markers, at the level of single, live cells and enables recovery of single, live cells of interest. The platform technology can be used to achieve at least three separate, but complementary, objectives. First, we use the platform to rapidly produce antibody libraries with high diversity. Second, the platform has the potential to guide rational selection of lead candidates derived from these libraries, through characterization of immune function at the level of single cells from human biopsy samples. Third, it has the potential to identify patients more likely than others to benefit from treatment with a given therapeutic antibody. Thus, our platform is a multipurpose tool that is valuable for activities ranging from antibody discovery to target discovery to patient stratification in clinical development. The platform yields multidimensional, functional read-outs from single live cells, such as tumor infiltrating lymphocytes, or TILs, from human tumor biopsy samples, and it enables us to examine the responses of different classes of human immune cells to treatment with immunomodulators in the context of human disease, as opposed to animal models of disease. Consequently, we call our approach The Human Approach ®.

We were incorporated in Nevada as Cerulean Group, Inc. on February 27, 2012, and converted to a Delaware corporation on July 10, 2014. On July 31, 2014, our wholly owned subsidiary, Enumeral Acquisition Corp. merged with and into Enumeral (the “Merger”). Enumeral was incorporated in December 2009 and has devoted substantially all of its resources to the discovery of monoclonal antibodies and other novel biologics for use in the diagnosis and treatment of cancer, infectious and inflammatory diseases. As a result of the Merger, we acquired the business of Enumeral and changed our name to Enumeral Biomedical Holdings, Inc.

Upon the closing of the Merger and under the terms of a split-off agreement and a general release agreement (the “Split-Off Agreement”), we transferred all of our pre-Merger operating assets and liabilities to a wholly-owned special-purpose subsidiary, Cerulean Operating Corp. (the “Split-Off Subsidiary”). Thereafter, pursuant to the Split-Off Agreement, we transferred all of the outstanding shares of capital stock of the Split-Off Subsidiary to our pre-Merger majority stockholder, and our former sole officer and director (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 23,100,000 shares of our common stock held by such stockholder (which were cancelled and will resume the status of authorized but unissued shares of our common stock) and (ii) certain representations, covenants and indemnities.

Also on July 31, 2014, we closed a private placement offering (the “PPO”) of 21,549,510 Units of our securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of our common stock and a warrant to purchase one share of common stock at an exercise price of $2.00 per share with a term of five years (the “PPO Warrants”).

In December 2014, we entered into a collaboration with Merck Sharp & Dohme Corp., or Merck. Pursuant to our study agreement with Merck, we are conducting a specified research program using our platform technology to identify functional response of single cell types in colorectal cancer in the presence or absence of Merck’s proprietary immunomodulatory receptor (IMR) modulators. In February 2016, we and Merck amended the work plan under the study agreement to include non-small cell lung cancer tissue samples.

In this collaboration, Merck is reimbursing us for the cost of performing the work plan set forth in the agreement, for up to a specified number of full-time employees, at a pre-determined annual rate. In addition, Merck will make certain milestone payments to us upon the completion of specified objectives set forth in the Merck agreement and related work plan. In September 2015, we announced the achievement of the first milestone. Merck retains ownership of the results generated from the studies on the IMR modulators identified by Merck, and we retain a royalty-free, non-exclusive, non-sublicensable license to use the study results for our own internal research purposes.

In April 2016, we entered into a License and Transfer Agreement (the “Original License Agreement”) with Pieris Pharmaceuticals, Inc. and Pieris Pharmaceuticals GmbH (collectively, “Pieris”). Pursuant to the terms and conditions of the Original License Agreement, Pieris is licensing from us specified intellectual property related to our anti-PD-1 antibody program ENUM 388D4 for the potential development and commercialization by Pieris of novel multispecific therapeutic proteins comprising fusion proteins based on Pieris’ Anticalins ® class of therapeutic proteins and our antibodies in the field of oncology. In June 2016, we entered into a Definitive License and Transfer Agreement (the “Definitive Agreement”) with Pieris, as contemplated in the Original License Agreement. Pieris paid us an upfront license fee in the amount of $250,000 in connection with execution of the Original License Agreement, and paid us a $750,000 license maintenance fee due by May 31, 2016 to continue the licensing arrangements under the Original License Agreement. In accordance with its terms, the Definitive Agreement superseded the Original License Agreement.

Under the Definitive Agreement, we have granted Pieris an option until May 31, 2017 to license specified patent rights and know-how of ours covering two additional undisclosed antibody programs on the same terms and conditions as for our 388D4 anti-PD-1 antibody (each, a “Subsequent Option”). Pieris may exercise the Subsequent Options separately and on different dates during the option period. Pieris will pay us additional license fees in the event that Pieris exercises one or both Subsequent Options.

23

As of June 30, 2016, all of our revenue has resulted from payments from strategic and licensing partners, and we have not received any revenue from the sale of products or services. Our business has not generated (nor do we anticipate that in the foreseeable future it will generate) the cash necessary to finance our operations. As of June 30, 2016, we had a working capital deficit of $1,437,201 including $1,315,557 of derivative liabilities and an accumulated deficit of $17,311,585. We expect to continue to incur losses and use cash during fiscal year 2016, and we will require additional capital to continue our operations beyond November 2016.

On July 29, 2016, we entered into a Subscription Agreement (the “Subscription Agreement”) with certain accredited investors, pursuant to which these investors purchased our 12% Senior Secured Promissory Notes (the “Notes”) in the aggregate principal amount of $3,038,256 (before deducting placement agent fees and expenses of approximately $385,337), which includes $38,256 pursuant to an over-allotment option (the “Note Offering”). We intend to use the net proceeds from this Note Offering for working capital and general corporate purposes.

The Notes have an aggregate principal balance of $3,038,256, and a stated maturity date of 12 months from the date of issuance. The principal on the Notes bears interest at a rate of 12% per annum, payable monthly commencing on September 1, 2016. Interest is payable in shares (the “Repayment Shares”) of our common stock; provided, however, that interest will not be calculated or accrued in a manner that triggers anti-dilution adjustment on our existing PPO Warrants. In the event that on an interest payment date, the PPO Warrants’ anti-dilution provision would be triggered by the payment of interest in shares of our common stock, interest payments on the Notes may be paid in cash. The Notes will rank senior to all of our existing indebtedness, except as otherwise set forth in the Notes.

The maturity date of the outstanding principal amount of the Notes, together with accrued and unpaid interest due thereon, will accelerate to the date (on or after September 1, 2016) on which we complete and close certain financing transactions that achieve minimum thresholds, as specified in the Notes. In such specified transactions, the Notes will convert at a valuation per share equal to 50% of the price per share of securities sold in that financing transaction. In addition, in the event of a sale of our company during the term of the Notes, noteholders will be entitled to receive 1.5x of the principal amount of the Notes plus accrued interest, paid in either cash or securities of acquiring entity at the acquiring entity’s discretion.

Our obligations under the Notes are secured, pursuant to the terms of an Intellectual Property Security Agreement, among us, the investors, and the collateral agent for the investors named therein, by a first priority security interest in all now owned or hereafter acquired intellectual property of ours (including Enumeral’s), except to the extent such intellectual property cannot be assigned or the creation of a security interest would be prohibited by applicable law or contract.

In conjunction with the closing of the Note Offering, Arthur H. Tinkelenberg ceased to serve as our President and Chief Executive Officer, effective July 28, 2016. Dr. Tinkelenberg will remain a member of our board of directors. We intend to conduct a search for a new Chief Executive Officer with commercial drug development experience.

As a result of Dr. Tinkelenberg’s separation of employment, our Board of Directors designated John J. Rydzewski, our Executive Chairman, as our “Principal Executive Officer” for SEC reporting purposes.

After giving effect to the net proceeds from the Note Offering, we believe that we have sufficient liquidity to fund operations only through November 2016. Our near-term capital needs will depend on many factors, including:

•	our ability to carefully manage our costs;
•	the amount and timing of revenue received from grants or our collaboration and license arrangements; and
•	our ability to raise additional capital through public or private equity offerings, debt financings, or strategic collaborations and licensing arrangements, and/or our success in promptly establishing a strategic alternative that is in our stockholders’ best interests.

If we are unable to raise additional capital through one or more of the means listed above prior to the end of November 2016, we could face substantial liquidity problems and might be required to implement cost reduction strategies in addition to the cash conservation steps that we have already taken. These reductions could significantly affect our research and development activities, and could result in significant harm to our business, financial condition and results of operations. In addition, these reductions could cause us to further curtail our operations, or take other actions that would adversely affect our stockholders. If we are unable to raise additional capital on terms acceptable to us and on a timely basis, we may be required to downsize or wind down our operations through liquidation, bankruptcy, or a sale of our assets.

24

No assurance can be given that additional financing or strategic alliances and licensing arrangements will be available when needed or that, if available, such financing could be obtained on terms favorable to us or our stockholders. For further discussion regarding the Company’s risks and uncertainties, please refer to Item 1A. - “Risk Factors” of our Annual Report on Form 10-K, filed with the SEC on March 30, 2016.

Results of Operations

Three months ended June 30, 2016 as compared to three months ended June 30, 2015

	Three Months Ended, June 30,		Increase
	2016	2015	(Decrease)
Revenue:
Collaboration and license revenue	$1,336,466	$289,049	$1,047,417
Grant revenue	162,506	92,264	70,242
Total revenue	1,498,972	381,313	1,117,659
Cost of revenue and expenses:
Research and development	1,240,801	1,805,166	(564,365)
General and administrative	1,745,204	1,492,017	253,187
Total cost of revenue and expenses	2,986,005	3,297,183	(311,178)
Loss from operations	(1,487,033)	(2,915,870)	1,428,837
Other income (expense):
Interest income (expense)	(4,623)	4,985	(9,608)
Change in fair value of derivative liabilities	144,099	2,881,866	(2,737,767)
Total other income (expense), net	139,476	2,886,851	(2,747,375)
Net loss	(1,347,557)	(29,019)	$(1,318,538)

Collaboration and license revenue. Collaboration and license revenue increased by $1,047,417, or 362%, to $1,336,466 for the three months ended June 30, 2016, as compared to $289,049 for the three months ended June 30, 2015. This increase in revenue is primarily attributable to our license agreement with Pieris.

Grant revenue. Grant revenue increased by $70,242, or 76%, to $162,506 for the three months ended June 30, 2016, as compared to $92,264 for the three months ended June 30, 2015. This increase is attributable to our Phase II Small Business Innovation Research agreement with the National Cancer Institute, or NCI.

Research and development expenses. Research and development expenses decreased by $564,365, or 31%, to $1,240,801 for the three months ended June 30, 2016, as compared to $1,805,166 for the three months ended June 30, 2015. This decrease is primarily attributable to a decrease of $318,589 in wages and benefits associated with lower headcount, a decrease of $203,119 in lab expenses associated with reduced research and development activities, and a decrease of $108,995 in patent costs, offset by a $100,000 increase in fees owed to MIT related to the Pieris license revenue.

General and administrative expenses. General and administrative expenses increased by $253,187, or 17%, to $1,745,204 for the three months ended June 30, 2016, as compared to $1,492,017 for the three months ended June 30, 2015. This increase was primarily attributable to (i) an increase of $218,493 in wages and benefits, resulting from Dr. Tinkelenberg’s severance accrual, offset by a decrease in bonus accrual, and (ii) an increase of $111,245 in stock compensation expense resulting from options granted during the six months ended June 30, 2016, offset by a decrease of $104,901 in consulting costs.

Interest income (expense). Interest income (expense) changed by $9,608, or 193%, to ($4,623) for the three months ended June 30, 2016, as compared to $4,985 for the three months ended June 30, 2015. This change is largely attributable to interest expense associated with the equipment lease financing.

25

Change in fair value of derivative liabilities. Change in fair value of derivative liabilities decreased by $2,737,767, or 95%, to $144,099 for the three months ended June 30, 2016, as compared to $2,881,866 for the three months ended June 30, 2015. In connection with the PPO, we issued warrants to purchase an aggregate of 23,549,510 shares of our common stock. We also previously issued warrants to purchase an aggregate of 66,574 shares of our common stock related to a prior financing transaction with Square 1 Bank. As of June 30, 2016, these warrants remained unexercised. The fair value of the warrants is recorded in the liability section of the unaudited condensed consolidated balance sheets and as of June 30, 2016 was estimated at $1,315,557. The fair value of the warrant liabilities is determined at the end of each reporting period, with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss). During the three months ended June 30, 2016, we realized a gain of $144,099 in due to the change in the fair value of the derivative liabilities. This gain is principally a result of the decrease in the life of the warrant from March 31, 2016 to June 30, 2016. We expect that future changes in the fair value of the warrant liabilities will be due primarily to fluctuations in the value of our common stock and potential exercises of outstanding warrants.

Net loss. Net loss increased $1,318,538, or 4,544%, to $1,347,557 for the three months ended June 30, 2016, as compared to $29,019 for the three months ended June 30, 2015. This increase was primarily due to a decrease of $2,737,767 in the change in the fair value of derivative liabilities offset by an increase of $1,117,659 in revenue and a decrease of $311,178 in operating expenses.

Six months ended June 30, 2016 as compared to six months ended June 30, 2015

	Six Months Ended, June 30,		Increase
	2016	2015	(Decrease)
Revenue:
Collaboration and license revenue	$1,652,484	$498,684	$1,153,800
Grant revenue	280,945	157,351	123,594
Total revenue	1,933,429	656,035	1,277,394
Cost of revenue and expenses:
Research and development	2,710,844	3,035,670	(324,826)
General and administrative	2,939,538	2,916,960	22,578
Total cost of revenue and expenses	5,650,382	5,952,630	(302,248)
Loss from operations	(3,716,953)	(5,296,595)	1,579,642
Other income (expense):
Interest income (expense)	(8,190)	7,620	(15,810)
Change in fair value of derivative liabilities	822,534	7,551,750	(6,729,216)
Total other income (expense), net	814,344	7,559,370	(6,745,026)
Net income (loss)	(2,902,609)	$2,262,775	$(5,165,384)

Collaboration and license revenue. Collaboration and license revenue increased by $1,153,800, or 231%, to $1,652,484 for the six months ended June 30, 2016, as compared to $498,684 for the six months ended June 30, 2015. This increase in revenue is attributable to our license agreement with Pieris and our collaboration agreement with Merck.

Grant revenue. Grant revenue increased by $123,594, or 79%, to $280,945 for the six months ended June 30, 2016, as compared to $157,351 for the six months ended June 30, 2015. This increase is attributable to our Phase II Small Business Innovation Research agreement with the National Cancer Institute, or NCI.

Research and development expenses. Research and development expenses decreased by $324,826, or 11%, to $2,710,844 for the six months ended June 30, 2016, as compared to $3,035,670 for the six months ended June 30, 2015. This decrease is primarily attributable to a decrease of $384,726 in wages and benefits associated with lower headcount, a decrease of $132,491 in lab expenses associated with reduced research activities, and a decrease of $156,156 in patent costs, offset by a $100,000 increase in fees owed to MIT related to the Pieris license revenue and an increase of $93,221 in stock compensation expense resulting from options granted during the six months ended June 30, 2016.

26

General and administrative expenses. General and administrative expenses increased by $22,578, or 1%, to $2,939,538 for the six months ended June 30, 2016, as compared to $2,916,960 for the six months ended June 30, 2015. This increase was primarily attributable to (i) an increase of $194,210 in wages and benefits, resulting from Dr. Tinkelenberg’s severance accrual, offset by a decrease in bonus accrual, and (ii) an increase of $216,212 in stock compensation expense resulting from options granted during the six months ended June 30, 2016, offset by a decrease of $238,552 in consulting costs, a decrease of $89,310 in investor relations costs, and a decrease in exit costs of $55,352 associated with the termination of the Kendall Lease.

Interest income (expense). Interest income (expense) changed by $15,810, or 207%, to ($8,190) for the six months ended June 30, 2016, as compared to $7,620 for the six months ended June 30, 2015. This change is largely attributable to interest expense associated with the equipment lease financing.

Change in fair value of derivative liabilities. Change in fair value of derivative liabilities decreased by $6,729,216, or 89%, to $822,534 for the six months ended June 30, 2016, as compared to $7,551,750 for the six months ended June 30, 2015. In connection with the PPO, we issued warrants to purchase an aggregate of 23,549,510 shares of our common stock. We also previously issued warrants to purchase an aggregate of 66,574 shares of our common stock related to a prior financing transaction with Square 1 Bank. As of June 30, 2016, these warrants remained unexercised. The fair value of the warrants is recorded in the liability section of the unaudited condensed consolidated balance sheets and as of June 30, 2016 was estimated at $1,315,557. The fair value of the warrant liabilities is determined at the end of each reporting period, with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss). During the six months ended June 30, 2016, we realized a gain of $822,534 due to the change in the fair value of derivative liabilities. This gain is principally a result of the decrease of the fair value of our stock price between December 31, 2015 and June 30, 2016. We expect that future changes in the fair value of the warrant liabilities will be due primarily to fluctuations in the value of our common stock and potential exercises of outstanding warrants.

Net income (loss). Net income (loss) changed $5,165,384, or 228%, to ($2,902,609) for the six months ended June 30, 2016, as compared to $2,262,775 for the six months ended June 30, 2015. This change was primarily due to a decrease of $6,729,216 in the change in the fair value of derivative liabilities, offset by an increase of $1,277,394 in revenue and a decrease of $302,248 in operating expenses.

As of June 30, 2016, we had accumulated losses of $17,311,585 since inception and, therefore, have not paid any federal income taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the deferred tax assets have been established to reflect these uncertainties. Utilization of the deferred tax asset, consisting of net operating loss and research and development credit carryforwards, may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

Liquidity and Capital Resources

We have financed our operations since inception primarily through equity financings of both preferred and common stock, venture debt, and revenues from corporate collaborations, license arrangements and our contracts with NCI. Prior to the offering of the Notes in July 2016, we had raised gross proceeds of approximately $32.8 million in six financing rounds, consisting of: (i) a $3.2 million Series A Preferred Stock financing completed in early 2011; (ii) a $2.7 million Series A-1 Preferred Stock financing completed in mid-2012; (iii) a $2.7 million Series A-2 Preferred Stock financing completed in mid-2013; (iv) a $2.0 million Series B Preferred Stock financing in April 2014; (v) a $750,000 bridge note financing; and (vi) $21.5 million in the PPO in July 2014. The securities issued in the above financing rounds prior to the PPO were converted into Enumeral Biomedical common stock in the Merger.

In July 2016, we entered into a Subscription Agreement with certain accredited investors, pursuant to which these investors purchased our 12% Senior Secured Promissory Notes in the aggregate principal amount of $3,038,256 (before deducting placement agent fees and expenses of approximately $385,337), which includes $38,256 pursuant to an over-allotment option.

27

The unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) which contemplate our continuation as a going concern. As of June 30, 2016, we had a working capital deficit of $1,437,201 including $1,315,557 of derivative liabilities and an accumulated deficit of $17,311,585. As of the date of this filing, and after giving effect to the net proceeds from the Note Offering, we believe that we only have sufficient liquidity to fund operations through November 2016. If we are unable to raise additional capital on terms acceptable to us and on a timely basis, we may be required to downsize or wind down our operations through liquidation, bankruptcy, or a sale of our assets. The unaudited condensed consolidated financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

As of June 30, 2016, revenue from contracts with our collaboration and licensing partners and NCI grant revenue totaled $4,101,994, of which $1,933,429 and $656,035 was recognized for the six months ended June 30, 2016 and 2015, respectively.

Cash Flows

The following table summarizes our sources and uses of cash for the six months ended June 30, 2016 and 2015:

	Six Months Ended,
	June 30,
	2016	2015

Net cash used in operating activities	$(2,343,570)	$(4,541,089)
Net cash provided by investing activities	-	2,442,882
Net cash provided by (used in) financing activities	(118,873)	16,200
Net (decrease) in cash and cash equivalents	(2,462,443)	(2,082,007)

The decrease in net cash for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 was $380,436, representing the aggregate of (i) a decrease in net cash used in operating activities of $2,197,519, (ii) a decrease in net cash provided by investing activities of $2,442,882 and (iii) a change in net cash from financing activities of $135,073.

Operating Activities

Net cash used in operating activities was $2,343,570 for the six months ended June 30, 2016, which consisted primarily of a net loss of $2,902,609, adjusted for non-cash items including the change in the fair value of the derivative liabilities of $822,534, stock-based compensation of $602,322, depreciation and amortization of $354,000 and a net decrease of $425,251 in operating assets and liabilities.

Net cash used in operating activities was $4,541,089 for the six months ended June 30, 2015, which consisted primarily of net income of $2,262,775, adjusted for non-cash items including the change in the fair value of the derivative liabilities of $7,551,750, stock-based compensation of $292,891, depreciation and amortization of $275,887 and a net decrease of $137,049 in operating assets and liabilities.

Investing Activities

Net cash provided by investing activities was $0 for the six months ended June 30, 2016.

Net cash provided by investing activities was $2,442,882 for the six months ended June 30, 2015, which primarily resulted from proceeds from sales of marketable securities of $3,000,799, offset by purchases of property and equipment of $559,417.

Financing Activities

Net cash used in financing activities was $118,873 for the six months ended June 30, 2016, which consisted of payments on the equipment lease financing.

28

Net cash provided by financing activities was $16,200 for the six months ended June 30, 2015, which consisted of proceeds from the exercise of common stock options.

Our business does not generate (nor do we anticipate that in the foreseeable future it will generate) the cash necessary to finance our operations. We expect to continue to incur losses and use cash during fiscal year 2016, and we will require additional capital to continue our operations beyond November 2016. As of June 30, 2016, we had cash and cash equivalents totaling $1,133,819, excluding restricted cash.

In July 2016, we entered into a Subscription Agreement with certain accredited investors, pursuant to which these investors purchased our 12% Senior Secured Promissory Notes in the aggregate principal amount of $3,038,256 (before deducting placement agent fees and expenses of approximately $385,337), which includes $38,256 pursuant to an over-allotment option. We intend to use the net proceeds from the Note Offering for working capital and general corporate purposes.

After giving effect to the net proceeds from the Note Offering, we believe that we have sufficient liquidity to fund operations only through November 2016. Our near-term capital needs will depend on many factors, including:

•	our ability to carefully manage our costs;
•	the amount and timing of revenue received from grants or our collaboration and license arrangements; and
•	our ability to raise additional capital through public or private equity offerings, debt financings, or strategic collaborations and licensing arrangements, and/or our success in promptly establishing a strategic alternative that is in our stockholders’ best interests.

We are continuing to explore a range of potential transactions, which may include public or private equity offerings, debt financings, collaborations and licensing arrangements, and/or other strategic alternatives, including a merger, sale of assets or other similar transactions. If we are unable to raise additional capital through one or more of the means listed above prior to the end of November 2016, we could face substantial liquidity problems and might be required to implement cost reduction strategies in addition to the cash conservation steps that we have already taken. These reductions could significantly affect our research and development activities, and could result in significant harm to our business, financial condition and results of operations. In addition, these reductions could cause us to further curtail our operations, or take other actions that would adversely affect our stockholders. If we are unable to raise additional capital on terms acceptable to us and on a timely basis, we may be required to downsize or wind down our operations through liquidation, bankruptcy, or a sale of our assets.

In addition, to the extent additional capital is raised through the sale of equity or convertible debt securities, such securities may be sold at a discount from the market price of our common stock. The issuance of these securities could also result in significant dilution to some or all of our stockholders, depending on the terms of the transaction. For example, the PPO Warrants contain anti-dilution protection in the event that we issue common stock or securities convertible into or exercisable for shares of our common stock at a price lower than the warrant exercise price prior to the warrant expiration date. The anti-dilution protection provisions are subject to exceptions for certain issuances, including but not limited to (a) shares of common stock issued in an underwritten public offering, (b) issuances of awards under our 2014 Equity Incentive Plan, and (c) other exempt issuances.

No assurance can be given that additional financing or strategic alliance and licensing arrangements will be available when needed or that, if available, such financing could be obtained on terms favorable to us or our stockholders.

Critical Accounting Policies, Estimates, and Judgments

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with GAAP. Any reference to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codifications (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. On an ongoing basis, our management evaluates its estimates, which include, but are not limited to, estimates related to accruals, stock-based compensation expense, warrants to purchase securities, and reported amounts of revenues and expenses during the reported period. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

29

Principles of Consolidation

The unaudited condensed consolidated financial statements include our accounts and the accounts of our subsidiaries, Enumeral Biomedical Corp. and Enumeral Securities Corporation. In these unaudited condensed consolidated financial statements, “subsidiaries” are companies that are wholly owned, the accounts of which are consolidated with those of ours. Intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of 90 days or less from the purchase date to be cash equivalents. Cash and cash equivalents are held in depository and money market accounts and are reported at fair value.

Concentration of Credit Risk

We have no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. Financial instruments that subject us to credit risk consists primarily of cash and cash equivalents. We generally invest our cash in money market funds, U.S. Treasury securities and U.S. Agency securities that are subject to minimal credit and market risk. Management has established guidelines relative to credit ratings and maturities intended to safeguard principal balances and maintain liquidity. At times, our cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Fair Value of Financial Instruments

Fair values of financial instruments included in current assets and current liabilities are estimated to approximate their book values, due to the short maturity of such instruments. All debt is based on current rates at which we could borrow funds with similar remaining maturities and approximates fair value. Our assets and liabilities that are measured at fair value on a recurring basis are measured in accordance with FASB’s ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a three-level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are recorded at the invoiced amount. We maintain allowances for doubtful accounts, if needed, for estimated losses resulting from the inability of customers to make required payments. This allowance is based on specific customer account reviews and historical collections experience. There was no allowance for doubtful accounts as of June 30, 2016 or December 31, 2015.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Lab equipment	3-5 years
Computer equipment and software	3 years
Furniture	3 years
Leasehold improvements	Shorter of useful life or life of the lease

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicated that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. There have been no impairments recognized during the six months ended June 30, 2016 and 2015, respectively.

30

Revenue Recognition

Collaboration and License Revenue

Non-refundable license fees are recognized as revenue when we have a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and we have no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements are analyzed to determine whether the deliverables, which often include license and performance obligations such as research and steering committee services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with GAAP.

We recognize up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations, typically including research and/or steering committee services, can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we must determine the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a relative performance or straight-line method. We recognize revenue using the relative performance method provided that we can reasonably estimate the level of effort required to complete our performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Direct labor hours or full-time equivalents are typically used as a measure of performance. Revenue recognized under the relative performance method would be determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of substantive milestones, by the ratio of level of effort incurred to date to estimated total level of effort required to complete our performance obligations under the arrangement. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the relative performance method, as of each reporting period.

If we cannot reasonably estimate the level of effort required to complete our performance obligations under an arrangement, the performance obligations are provided on best-efforts basis and we can reasonably estimate when the performance obligation ceases or the remaining obligations become inconsequential and perfunctory. At that time, the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, would be recognized as revenue on a straight-line basis over a period we expect to complete our performance obligations. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending date.

Grant Revenue

We recognize nonrefundable grant revenue that is earned in connection with our Small Business Innovation Research (“SBIR”) contracts with the NCI. In September 2012, we entered into a Phase I SBIR contract with the NCI, and in September 2014, we were awarded a Phase II SBIR contract from the NCI. Grant revenue consists of a portion of the funds received to date from the NCI, which allows us to conduct research on colon cancer tissues. Revenue is recognized as the related research services are performed in accordance with the terms of the contract.

Research and Development Expenses

Research and development expenditures are charged to the unaudited condensed consolidated statements of operations and comprehensive income (loss) as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries and benefits, facilities costs, clinical supply costs, contract services, depreciation and amortization expense and other related costs. Costs associated with acquired technology, in the form of upfront fees or milestone payments, are charged to research and development expense as incurred. Legal fees incurred in connection with patent applications along with fees associated with the license to our core technology are expensed as research and development expense.

31

Derivative Liabilities

Our derivative liabilities relate to (a) warrants to purchase an aggregate of 23,549,510 shares of our common stock that were issued in connection with the PPO and (b) warrants to purchase 41,659 shares of Enumeral Series A Preferred Stock that were issued in December 2011 and June 2012 pursuant to Enumeral’s debt financing arrangement with Square 1 Bank that were subsequently converted into warrants to purchase 66,574 shares of our common stock in connection with the July 2014 Merger.

Due to the price protection provision included in the warrant agreements, the warrants were deemed to be derivative liabilities and, therefore, the fair value of the warrants is recorded in the current liabilities section of the unaudited condensed consolidated balance sheet. As such, the outstanding warrants are revalued each reporting period with the resulting gains and losses recorded as the change in fair value of derivative liabilities on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

We used the Black-Scholes option-pricing model to estimate the fair value of the issued and outstanding warrants upon issuance and as of June 30, 2016. As of January 1, 2016, we began using a blended average of our historical volatility and the historical volatility of a group of similarly situated companies (as described in detail below) to calculate the expected volatility when valuing our derivative liabilities.

Comprehensive Income (Loss)

Other comprehensive income (loss) is comprised of unrealized holding gains and losses arising during the period on available-for-sale securities that are not other-than-temporarily impaired. The unrealized gains and losses are reported in accumulated other comprehensive income (loss), until sold or mature, at which time they are reclassified to earnings.

Stock-Based Compensation

We account for our stock-based compensation awards to employees and directors in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the unaudited condensed consolidated statements of operations and comprehensive income (loss) based on their grant date fair values. Compensation expense related to awards to employees is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Share-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity, and are expensed using an accelerated attribution model.

We estimate the fair value of our stock options using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the expected term of the award, (c) the risk-free interest rate, (d) expected dividends, and (e) the estimated fair value of our common stock on the measurement date. As of January 1, 2016, we began using a blended average of our historical volatility and the historical volatility of a group of similarly situated companies to calculate the expected volatility when valuing our stock options. For purposes of calculating this blended volatility, we selected companies with comparable characteristics to us, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. We compute historical volatility data using the daily closing prices for our company and the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Prior to January 1, 2016, due to the lack of a public market for the trading of our common stock and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility only on the historical volatility of a group of similarly situated companies that were publicly traded. Due to the lack of our specific historical option activity, we have estimated the expected term of our employee stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. The expected term for non-employee awards is the remaining contractual term of the option. The risk-free interest rates are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. We have never paid dividends, and do not expect to pay dividends in the foreseeable future.

32

Prior to the Merger, Enumeral engaged a third party to develop an estimate of the fair value of a share of Enumeral’s common stock on a fully-diluted, minority, non-marketable basis. Based upon unaudited historical, pro-forma and/or forecast financial and operational information, which Enumeral management represented as accurately reflecting Enumeral’s operating results and financial position, the third party utilized both a market approach (using various financial statement metrics of similar enterprises’ equity securities to estimate the fair value of Enumeral’s equity securities) and an income approach (which bases value on expectations of future income and cash flows) in their analyses. The fair value of a single share of common stock was determined using the option pricing method, which treats common and preferred stock as call options on the aggregate enterprise value and using traditional models, including Black-Scholes or binomial models, to calculate share values.

Following the Merger, our common stock became publicly traded, and fair market value is determined based on the closing sales price of our common stock on the OTC Markets.

During the year ended December 31, 2014, we engaged a third party to develop a binomial lattice model to estimate the fair value of options to purchase a total of 450,000 shares with vesting based on the future performance of a share of our common stock.

Effective January 1, 2016, we have elected to account for forfeitures as they occur, as permitted by ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. See the Accounting Standards Adopted in the Period section below for further details.

Prior to the adoption of ASU No. 2016-09, we estimated the number stock-based awards that were expected to vest, and only recognized compensation expense for such awards. The estimation of stock awards that will ultimately vest required judgment, and to the extent actual results or updated estimates differed from current estimates, such amounts were recorded as a cumulative adjustment in the period estimates were revised. We considered many factors when estimating expected forfeitures, including type of awards granted, employee class, and historical experience.

Earnings (Loss) Per Share

Basic earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding. Diluted earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible debt, subject to anti-dilution limitations. As of June 30, 2016 and 2015, the number of shares underlying options and warrants that were anti-dilutive were approximately 31.6 million and 25.5 million, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU provides for a single comprehensive model for use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for interim and annual periods beginning after December 15, 2016 with no early adoption permitted. We are required to adopt the amendments in the ASU using one of two acceptable methods. Our management is currently in the process of determining which adoption method we will apply and evaluating the impact of the guidance on our unaudited condensed consolidated financial statements. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The ASU clarifies the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the ASU are the same as the effective date and transition requirements in Topic 606. Public entities should apply the ASU for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are currently evaluating the impact of this new standard on our unaudited condensed consolidated financial statements.

33

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40). The ASU requires all entities to evaluate for the existence of conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the issuance date of the financial statements. The accounting standard is effective for interim and annual periods ending after December 15, 2016, and will not have a material impact on our unaudited condensed consolidated financial statements, but may impact our footnote disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU is effective for annual periods beginning after December 15, 2018, and requires a lessee to recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. Early application is permitted. We are currently evaluating the impact the adoption of the accounting standard will have on our unaudited condensed consolidated financial statements.

Accounting Standards Adopted in the Period

In March 2016, the FASB issued ASU No. 2016-09, which simplified several aspects of employee share-based payment accounting.  In particular, the ASU permits entities to make an accounting policy election to either estimate forfeitures on share-based payment awards, as previously required, or to recognize forfeitures as they occur. Effective January 1, 2016, the Company elected to recognize forfeitures as they occur. The impact of that change in accounting policy has been recorded as an $8,333 cumulative effect adjustment to accumulated deficit, as of December 31, 2015. We expect that we will recognize slightly higher share-based payment expense for the remainder of 2016, relative to prior periods, as the effects of forfeitures will not be recognized until they occur, rather than being estimated at the time of grant and subsequently adjusted as and when necessary. The effects of adopting the remaining provisions in ASU No. 2016-09 affecting the income tax consequences of share-based payments, classification of awards as either equity or liabilities when an entity partially settles the award in cash in excess of the employer’s minimum statutory withholding requirements and classification in the unaudited condensed consolidated statements of cash flows did not have any impact on our financial position, results of operations or cash flows.

Other accounting standards that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our unaudited condensed consolidated financial statements upon adoption.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of June 30, 2016.

34

ITEM 3.            QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk related to changes in interest rates. As of June 30, 2016 and December 31, 2015, we had cash and cash equivalents of $1,133,819 and $3,596,262, respectively, consisting primarily of money market funds and cash held in depository. The investments in these financial instruments are made in accordance with an investment policy approved by our board of directors, which specifies the categories, allocations and ratings of securities we may consider for investment. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. Some of the financial instruments in which we invest could be subject to market risk. This means that a change in prevailing interest rates may cause the value of the instruments to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of that security will probably decline. To minimize this risk, we intend to maintain a portfolio that may include cash, cash equivalents and investment securities available-for-sale in a variety of securities, which may include money market funds, government and non-government debt securities and commercial paper, all with various maturity dates. Based on our current investment portfolio, we do not believe that our results of operations or our financial position would be materially affected by an immediate change of 10% in interest rates.

We do not hold or issue derivatives, derivative commodity instruments or other financial instruments for speculative trading purposes. Further, we do not believe our cash equivalents and investment securities have significant risk of default or illiquidity. We made this determination based on discussions with our investment advisors and a review of our holdings. Although we believe our cash equivalents and investment securities do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value.

ITEM 4.            CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures

Our Executive Chairman, John J. Rydzewski, and our Vice President of Finance, Chief Accounting Officer and Treasurer, Kevin G. Sarney (our principal executive officer and principal financial officer, respectively), have concluded that our disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) were effective as of June 30, 2016 to ensure that information required to be disclosed by us in the reports filed or submitted by us under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Executive Chairman and our Vice President of Finance, Chief Accounting Officer and Treasurer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurances of achieving the desired control objectives, and management necessarily was required to apply its judgment in designing and evaluating the controls and procedures. On an on-going basis, we review and document our disclosure controls and procedures and our internal control over financial reporting and we may from time to time make changes aimed at enhancing their effectiveness and to ensure that our systems evolve with our business.

(b) Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and Rule 15d-15(f) of the Exchange Act) occurred during the fiscal quarter ended June 30, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

35

PART II. OTHER INFORMATION

ITEM 1.            LEGAL PROCEEDINGS

None.

ITEM 1A.         RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. In addition to the additional risk factor set forth below and other information set forth in this report, you should carefully consider the factors discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, which could have a material effect on our business, results of operations, financial condition and/or liquidity and that could cause operating results to vary significantly from period to period. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

Because of a working capital deficit, we may not be able to continue as a going concern.

There is doubt as to our ability to continue as a going concern. As of June 30, 2016, the Company had current assets of $1,688,170 and current liabilities of $3,125,371, resulting in a working capital deficit of approximately $1,437,201. As of the date of this filing, and after giving effect to the net proceeds from our July 2016 Note Offering, we believe that we only have sufficient liquidity to fund operations through November 2016. We are continuing to explore a range of potential transactions, which may include public or private equity offerings, debt financings, collaborations and licensing arrangements, and/or other strategic alternatives, including a merger, sale of assets or other similar transactions. If we are unable to raise additional capital on terms acceptable to us and on a timely basis, we may be required to downsize or wind down our operations through liquidation, bankruptcy, or a sale of our assets. Our financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern. Should the going concern assumption not be appropriate and we are not able to realize our assets and settle our liabilities, commitments and contingencies in the normal course of operations, adjustments would be required to our unaudited condensed consolidated financial statements to the amounts and classifications of assets and liabilities, and these adjustments could be significant. Additionally, we expect to incur significant expenses and operating losses for the foreseeable future, and our net losses may fluctuate significantly from quarter to quarter and from year to year. These factors raise substantial doubt about our ability to continue as a going concern.

ITEM 2.            UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.             DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.            MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.            OTHER INFORMATION

None.

ITEM 6.            EXHIBITS

We are filing as part of this Report the Exhibits listed in the Exhibit Index following the signature page to this Report.

36

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

August 12, 2016	By:	/s/ John J. Rydzewski
John J. Rydzewski
Executive Chairman
(Principal Executive Officer)

August 12, 2016	By:	/s/ Kevin G. Sarney
Kevin G. Sarney
Vice President of Finance, Chief Accounting Officer and Treasurer
(Principal Financial Officer)

37

Exhibit Index

Exhibit No.	Description

10.1*§	Definitive License and Transfer Agreement, dated as of June 6, 2016, between Enumeral Biomedical Holdings, Inc., Pieris Pharmaceuticals, Inc., and Pieris Pharmaceuticals GmbH.

31.1*	Principal Executive Officer Certification required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Principal Financial Officer Certification required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Principal Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Principal Financial and Accounting Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Label Linkbase Document

101.PRE*	XBRL Taxonomy Presentation Linkbase Document

§	Confidential treatment requested as to certain portions, which portions have been filed separately with the SEC.
*	Filed herewith.
**	Furnished herewith.

38

Exhibit 10.1

Confidential portions of this document have been redacted and omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted and omitted portions are indicated with the notation “*” and have been filed separately with the SEC.

DEFINITIVE

LICENSE AND TRANSFER AGREEMENT

This Definitive License and Transfer Agreement (the “Agreement”) is entered into with effect as of June 6, 2016 (the “Effective Date”) by and between Pieris Pharmaceuticals, Inc., a Nevada corporation with a place of business at 255 State Street, 9th Floor, Boston, MA 02109 and Pieris Pharmaceuticals GmbH, a German company with a place of business at Lise-Meitner-Strasse 30, 85354 Freising, Germany (collectively and together with their Affiliates, “Pieris”) and Enumeral Biomedical Holdings, Inc., a Delaware corporation with a place of business at 200 CambridgePark Drive, Suite 2000, Cambridge, MA 02140 (together with its Affiliates, “Enumeral”).

Whereas, Enumeral possesses proprietary technology and intellectual property rights related to certain antibodies; and

Whereas, Pieris wishes to obtain one or more of such antibodies for development and commercialization and a license to intellectual property related to such antibodies; and

Whereas, Enumeral is willing to provide such antibodies and license such intellectual property to Pieris for development and commercialization of novel compounds comprising fusion proteins based on such antibodies in oncology;

Whereas, the Parties previously entered into a license and transfer agreement effective April 18, 2016 (the “Original Agreement”) that contemplated the execution of this Definitive License and Transfer Agreement to fully set forth the terms of Enumeral’s license and transfer to Pieris; and

Therefore, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

Affiliate. The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate” only, the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

Anticalin®. The term “Anticalin” shall mean any mutein of any lipocalin protein or nucleic acid encoding such protein. The term “mutein” shall mean a protein or nucleic acid obtained as a result of a mutation or a recombinant DNA procedure.

BLA. The term “BLA” or “Biologics License Application” shall mean a request to the FDA for permission to introduce, or deliver for introduction, a biologic product into interstate commerce under 21 CFR § 601.2 or its foreign equivalent.

Calendar Quarter. The term “Calendar Quarter” means each three-month period in any year commencing with January 1 of such year.

Commercially Reasonable Efforts. The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in a manner consistent with the efforts that a pharmaceutical company comparable with Pieris would devote at the same stage of development or commercialization, as applicable, for its own internally developed therapeutic products in a similar area with similar market potential, at a similar stage of its product life, taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, intellectual property considerations, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. For avoidance of any doubt, the fact that there may be competing product developments within Pieris shall not constitute a factor to be taken into account in the determination of Commercially Reasonable Efforts. Further, for the avoidance of doubt, Commercially Reasonably Efforts do not require Pieris to seek to market any therapeutic product in every country or seek to obtain regulatory approval in every country or for every potential Indication.

Confidential Information. The term “Confidential Information” means all nonpublic information disclosed in oral, written, electronic or other form or otherwise learned by the Party receiving such information (the “Recipient”), including but not limited to information regarding the activities of the party disclosing such information (the “Discloser”), such as research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to Discloser. Pieris’ Confidential Information shall specifically include any and all non-public sequence information provided by Pieris to Enumeral of Anticalin proteins and/or lipocalin muteins, any and all therapeutic or diagnostic information of Anticalin proteins and/or lipocalin muteins including any therapeutic drug programs derived therefrom, any and all information disclosed by Pieris to Enumeral relating to target molecules of Anticalin proteins; provided however that Pieris shall not disclose any information related to the target molecules of any Anticalin to Enumeral without the prior written consent of Enumeral. “Enumeral Confidential Information” shall be Confidential Information disclosed by Enumeral and “Pieris Confidential Information” shall be Confidential Information disclosed by Pieris.

Developed IP. The term “Developed IP” shall have the meaning set forth in Section 6.

Enumeral IP. The term “Enumeral IP” shall mean (i) Know-How Enumeral owns or controls with respect to the First Antibody as of the Effective Date, (ii) Know-How Enumeral owns or controls with respect to any Subsequent Antibod(ies) as of the Option Exercise Date (as defined in Section 4.7) and (iii) the Patent Rights Enumeral owns or controls during the Term that are necessary for Pieris to develop and commercialize Products under this Agreement, including but not limited to the Patent Rights that cover the First Antibody and, as of an Option Exercise Date, any Subsequent Antibod(ies) for which the Subsequent Antibody Option was exercised; and in the case of each clause (i), (ii) and (iii) only as such Know How and Patent Rights relate to the First Antibody and/or any Subsequent Antibod(ies), methods of using, administering, manufacturing or formulating said First Antibody or Subsequent Antibod(ies). Such Patent Rights owned by Enumeral as of the Effective Date are listed in Exhibit A.

Exclusive Field. The term “Exclusive Field” shall mean any use or activity within the Field that involves a First Antibody or a Subsequent Antibody fused with or linked to one or more Anticalin proteins.

Field. The term “Field” shall mean, all therapeutic, prophylactic, diagnostic and palliative uses in oncology.

First Antibody. The term “First Antibody” shall mean, individually and collectively, the anti-PD-1 antibody clones listed in Exhibit B, and all Modifications thereof. To the extent that any Patent Rights in the Enumeral IP include any claim(s) that relate to any antibody other than those listed in Exhibit B, the First Antibody shall be limited the particular antibody clones listed in Exhibits B, and any Modifications thereof.

FDA. The term “FDA” shall mean the U.S. Food and Drug Administration.

GLP Tox Study. The term “GLP Tox Study” means, with respect to a Product, a study conducted in accordance with GLP for the purposes of assessing the efficacy, safety or the onset, severity, and duration of toxic effects and their dose dependency to establish a profile sufficient to support the filing of an investigational new drug application.

Good Laboratory Practice or GLP. The term “Good Laboratory Practice” or “GLP” means the then-current Good Laboratory Practice Standards promulgated or endorsed by FDA or in the case of any other country in the Territory, comparable regulatory standards promulgated or endorsed by that country, including those procedures expressed in or contemplated by any regulatory filings.

Indication. The term “Indication” shall mean a distinct type of disease or medical condition in humans to which a Product is directed and eventually approved in the Field. To distinguish one Indication from another Indication, the two Indications have to be (i) listed in two different blocks of the Tenth Revision of the International Classifications of Diseases and Related Health Problems of 2010 (as a way of example, any neoplasm under C15 is in a different block from any neoplasm under block C16, whereas C15.0 and C15.1 belong to the same block), and (ii) developed under a separate Phase II Clinical Trial and Phase III Clinical Trial.

Know-How. The term “Know-How” shall mean sequence information, data, knowledge and information, including chemical manufacturing data, toxicological data, pharmacological data, preclinical data, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of any Product existing as of the date of this Agreement with respect to the First Antibody, and as of the Option Exercise Date with respect to any Subsequent Antibody. For purposes of this Agreement, Know-How does not include antibody screening technology. Notwithstanding anything in this definition of Know-How, Enumeral shall be under no obligation to provide samples of the First Antibody or any Subsequent Antibody.

Maintenance Fee. The term “Maintenance Fee” shall have the meaning set forth in Section 4.

Major Markets. The term Major Markets means the territories of North America, European Union and Japan.

Marketing Authorization. The term “Marketing Authorization” shall mean shall mean any approvals, licenses, registrations or authorizations, including any pricing approvals, necessary for the sale of a Product on the market in any country of the Territory as granted by a competent regulatory authority.

Modifications. The term “Modifications” means an alteration, mutation or derivative of the First Antibody or any Subsequent Antibody invented, conceived or reduced to practice by or on behalf of Pieris, its Affiliates or its Sublicensees. For avoidance of doubt, Modification shall not mean the First Antibody or any Subsequent Antibody fused with or linked to an Anticalin.

Net Sales. The term “Net Sales” shall mean for a Product in a particular period, the sum of (1) and (2):

(1) the gross amount invoiced by Pieris for sale of Products to Third Parties in the Field and Territory, excluding transactions transferring a Product to a Pieris Affiliate, Sublicensee, distributor and/or agent for resale, less the sum of the following items:

(a)	customary trade, prompt payment, quantity or cash discounts to the extent actually allowed and taken;

(b)	amounts repaid or credited by reason of rejection, recalls or returns;

(c)	to the extent separately stated on purchase orders, invoices or other documents of sale, any taxes, duties, tariffs or other governmental charges levied on the production, sale, transportation, delivery or use of a Product;

(d)	outbound transportation costs prepaid or allowed and costs of insurance of transit;

(e)	discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs to the extent actually allowed and taken; and

(f)	amounts written off by reason of uncollectible bad debt, but not to exceed * of the Net Sales per calendar year.

No other deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Pieris and on its payroll, or for the cost of collections. Products shall be considered “sold” ninety (90) days after billing or invoicing, or upon receipt of payment, whichever comes first, provided, however, that Products are actually shipped to customers.

(2) for Sublicensees, the net sales amounts reported to Pieris in accordance with the Sublicensee contractual terms and their then-currently used accounting standards (provided, however, that such accounting standards are consistent with the US GAAP and/or IFRS or such other internationally recognized accounting standards as may be agreed by the Parties).

Party. The term “Party” shall mean Pieris or Enumeral, as the case may be, and “Parties” shall mean Pieris and Enumeral collectively.

Patent Rights. The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part to any of the foregoing.

Phase I Clinical Trial. The term “Phase I Clinical Trial” means a human clinical trial for any Product in any country that would satisfy the requirements of 21 CFR 312.21(a).

Phase II Clinical Trial. The term “Phase II Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for any Product in the target patient population.

Phase III Clinical Trial. The term “Phase III Clinical Trial” means a clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of any Product to support regulatory approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

Product. The term “Product” means a fusion protein, protein construct, or formulation comprising such fusion protein or protein construct, that incorporates all or part of a First Antibody, Subsequent Antibody or Modification, wherein the First Antibody, Subsequent Antibody, or portion thereof is fused with or linked to at least one Anticalin moiety. The term “Product” also includes such protein construct as may further comprise one or more additional moieties; provided that at least one is an Anticalin moiety. The term “Product” expressly includes bi-specific and multi-specific fusion proteins or protein constructs against at least two and up to an unlimited number of targets.

Royalty Term. The term “Royalty Term” shall mean, on a product-by-product and country-by-basis, the period of time commencing on the date of first commercial sale of the Product in a given country and ending on the later of the date that is: (a) ten (10) years after the date of the first commercial sale of the Product in such country; or (b) with respect to (i) the First Antibody, the expiration of the last to expire, to lapse, or to be abandoned of any Valid Claim in the Patent Rights in the Enumeral IP that cover the manufacture, use, offer for sale, sale or import of the Product that are filed as of the Effective Date, or that claim priority from the Patent Rights in the Enumeral IP that cover the manufacture, use, offer for sale, sale or import of the Product that are filed as of the Effective Date, and (ii) each Subsequent Antibody, the expiration of the last to expire, to lapse, or to be abandoned of any Valid Claim in the Patent Rights in the Enumeral IP that cover the manufacture, use, offer for sale, sale or import of the Product that are filed as of the Option Exercise Date for such Subsequent Antibody, or that claim priority from the Patent Rights in the Enumeral IP that cover the manufacture, use, offer for sale, sale or import of the Product that are filed as of the Option Exercise Date for such Subsequent Antibody.

Sublicensee. The term “Sublicensee” shall mean an entity to which Pieris has licensed any right (through one or multiple tiers) pursuant to this Agreement.

Subsequent Antibody. The term “Subsequent Antibody” or “Subsequent Antibodies” shall mean, individually or collectively the antibody or antibodies, and all Modifications thereof, which principally and specifically bind(s) to one of the targets known as * and/or * as will be described in Exhibit C that is or are licensed to Pieris pursuant to Section 4.7. To the extent that any Patent Rights in the Enumeral IP include any claim(s) that relate to any antibody other than those listed in Exhibit C, the Subsequent Antibody or Subsequent Antibodies shall be limited the particular antibody clones listed in Exhibit C, and any Modifications thereof. For avoidance of doubt, any Subsequent Antibody includes any murine, chimeric and humanized versions of the antibody or the antibodies generated through the Option Exercise Date.

Subsequent Antibody Option. The term “Subsequent Antibody Option” shall have the meaning set forth in Section 4.7.

Territory. The term “Territory” shall mean all countries of the world.

Term. The term “Term” shall have the meaning set forth in Section 9.1.

Third Party. The term “Third Party” shall mean any party other than Pieris or Enumeral.

Valid Claim. The term “Valid Claim” means any claim of an issued and unexpired patent which claim has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer (including through terminal disclaimer), and is not lost through an interference proceeding, inter partes review, post-grant review proceeding or foreign equivalent, that is unappealable as a matter of right or unappealed within the time allowed for appeal.

2. Grant of License, Transfer, and Exclusive Field

2.1 License to Pieris. Subject to the terms and conditions hereof, Enumeral hereby grants to Pieris during the Term a currently effective, royalty bearing, non-exclusive (except as to the Exclusive Field) right and license (including the right to sublicense through multiple tiers pursuant to the terms and conditions herein), under Enumeral IP, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sold and have sold Products in the Field and in the Territory. The license to Pieris includes the right to make Modifications to any First Antibody and any Subsequent Antibody elected under Section 4.7.

2.2 Transfer. The Parties acknowledge that, pursuant to Section 2.2 of the Original Agreement, Enumeral has provided sequence information and Know-How related to the First Antibody. Within ten (10) days of the Option Exercise Date, Enumeral shall provide to Pieris any requested Know-How related to any Subsequent Antibody generated by Enumeral through the Option Exercise Date. To the extent not already in the possession of Pieris, this shall include all sequence information for any Subsequent Antibody, including any humanized or chimeric versions of such antibody.

2.3 Exclusive Field. Until the completion of all royalty payments under Section 4.5, Enumeral hereby covenants and agrees it shall not practice in the Exclusive Field. During the Royalty Term, Enumeral shall not conduct any research or development activities in the Exclusive Field, file any patent applications claiming any invention in the Exclusive Field, or assist any Third Party in doing so. Enumeral shall not out-license any Enumeral IP to any Affiliate or Third Party for use in the Exclusive Field, and shall, if applicable, include in any out-license or other agreement a restriction prohibiting the use of a First Antibody and/or Subsequent Antibody in the Exclusive Field. Enumeral shall remain responsible for enforcement of this Section and shall be liable for any breach of this Section by any licensee or sublicensee of Enumeral that violate this Section. Notwithstanding the foregoing, nothing herein shall be deemed to prevent any Third Party from acquiring Enumeral, even if it is engaged in the research, development or sale of lipocalins, provided it does not use lipocalins or lipocalin muteins with the First Antibody, Subsequent Antibody, or portion thereof in any research or development efforts during the Term.

2.4 Sublicenses. Pieris shall have the right to sublicense or subcontract (through multiple tiers) without the prior consent of Enumeral; provided, however, that in the event of such sublicensing, (a) such Sublicensees will be subject to at least the same confidentiality and diligence obligations Pieris has hereunder, and (b) Pieris will remain liable for all the terms and conditions of this Agreement and for any breach by the Sublicensee of these terms, (c) Pieris promptly notifies Enumeral of any Sublicense along with the identity of the applicable Sublicensee(s), and (d) all Sublicenses shall be in writing. Pieris shall not sublicense the First Antibody, any Subsequent Antibody or a Modification unless it is part of a Product.

3. Diligence.

3.1 Diligence. During the Term of the Agreement, Pieris shall use Commercially Reasonable Efforts to develop at least one Product for sale in at least each of the Major Markets.

4. Payments.

4.1 Initial Fee. The Parties acknowledge that Pieris has paid to Enumeral an initial fee of $250,000 consistent with Section 4.1 of the Original Agreement.

4.2 Maintenance Fee. The Parties acknowledge that Pieris has paid to Enumeral a maintenance fee of $750,000 on May 31, 2016 (“Maintenance Fee”).

4.3 Development Milestone Payments. With respect to each of the First Antibody and the Subsequent Antibody, Pieris shall pay the following milestone payments to Enumeral by the later of (i) * days of the occurrence of * Product (and * and * Product) to achieve each of the following events and (ii) * days of the occurrence of the following events for any corresponding milestone payment with respect to any payment from Sublicensee to Pieris:

Development Event	* Product, * Indication	* Product or Indication	* Product or Indication
‘Start of GLP Tox Studies	*	*	*
Phase I Clinical Trial initiation (first in person dosing)	*	*	*
Phase II Clinical Trial initiation (first in patient dosing)	*	*	*
Phase III Clinical Trial initiation	*
BLA filing US	*
BLA or other marketing authorization filing EU	*
BLA or other marketing authorization filing JP	*
BLA or other marketing authorization approval US	*
BLA or other marketing authorization approval EU	*
BLA or other marketing authorization approval JP	*
Total	*
Grand Total	$37,750,000 (thirty seven million seven hundred and fifty thousand dollars)

In no event shall milestone payments paid by Pieris under this Section 4.3 exceed $37,750,000 (thirty-seven million seven hundred and fifty thousand dollars) for the First Antibody and $37,750,000 (thirty-seven million seven hundred and fifty thousand dollars) for the Subsequent Antibody.

4.4 Sales Milestone Payments. With respect to each of the First Antibody and the Subsequent Antibody, Pieris shall pay the following sales milestone payments to Enumeral by the later of (i) * days of the occurrence of * Product to achieve each of the following events and (ii) * days of the occurrence of the following events for any corresponding milestone payment with respect to any payment from Sublicensee to Pieris:

Net sales threshold	* Product	* Product
1st year with Net Sales *	*	*
1st year with Net Sales *	*	*
1st year with Net Sales *	*	*
Total	*	*
Grand Total	$67,500,000 (sixty seven million five hundred thousand dollars)

In no event shall milestone payments paid by Pieris under this Section 4.4 exceed $67,500,000 (sixty-seven million five hundred thousand dollars) for the First Antibody and $67,500,000 (sixty-seven million five hundred thousand dollars) for the Subsequent Antibody. Net Sales shall be calculated on a worldwide basis.

4.5 Royalty Payments. During the Royalty Term, Pieris shall pay the following royalty payments to Enumeral within the time set forth in Section 5.2(b):

Royalty Tier	Royalty Rate on incremental annual Net Sales
* in Net Sales	*
* in Net Sales	*
* in Net Sales	*
* in Net Sales	*

Royalty payments under this Section 4.5 shall be incremental and calculated and paid on a Product-by-Product and on a worldwide basis. For avoidance of doubt, the Royalty Term shall be on a country-by country basis and a royalty under this Section 4.5 shall not be paid for Net Sales in countries where the Royalty Term has expired. After the Royalty Term has expired, on a country-by-country basis, the license granted to Pieris under Section 2.1 shall be fully paid up, irrevocable, and royalty-free.

4.6 Royalty Payment Reduction.

4.6(a) In the event that it becomes necessary for Pieris to enter into a license agreement, or other agreement, and pay a license fee or royalty to any Third Party due solely to the inclusion of a First Antibody or Subsequent Antibody in a Product, the royalty payment described in Section 4.5 shall be reduced by the amount of such Third Party payment, up to * of the royalty payment for each calendar year. For the avoidance of doubt, in no event shall the royalty rate under Section 4.5 be reduced by more than * in any period.

4.6(b) In the event that no valid patent claim issues from the Enumeral IP covering the First Antibody or Subsequent Antibody in a country or that all claims of the Enumeral IP covering the First Antibody or Subsequent Antibody are subsequently invalidated in a country, then the royalty shall be reduced by fifty percent (50%) for the duration of the Royalty Term on a country-by-country basis. For the avoidance of doubt, in no event shall the royalty rate under Section 4.5 be reduced by more than fifty percent (50%) in any period.

4.7 Subsequent Antibody Option.

(a) Enumeral hereby grants to Pieris an exclusive option, for a period ending on May 31, 2017, to license one or both Subsequent Antibodies in order to develop and commercialize one or more additional Products within the Field (“Subsequent Antibody Option(s)”).

(b) To the extent that additional Know-How related to a selected Subsequent Antibody is generated through May 31, 2017, then Enumeral shall provide Pieris with such Know-How upon Pieris’ request prior to and through the Option Exercise Date. For avoidance of doubt, his includes full sequence information for any humanized or chimeric versions of any Subsequent Antibody.

(c) If Pieris wishes to exercise one or two Subsequent Antibody Options, Pieris shall provide written notice to Enumeral of its election to exercise the option during the period commencing on the Effective Date and ending on May 31, 2017 (the “Option Period”). Exercise of a Subsequent Antibody Option shall be by delivering to Enumeral written notice of Pieris’s election specifying the Subsequent Antibody(ies), accompanied by the applicable payment amount(s) specified below. The date on which such written notice and related payment for a Subsequent Antibody is received by Enumeral is referred to as an “Option Exercise Date.” For the avoidance of doubt, Pieris may exercise the Subsequent Antibody Options separately and on different dates during the Option Period. If Pieris exercises the Subsequent Antibody Option for one Subsequent Antibody, Pieris shall pay Enumeral *. If Pieris exercises the Subsequent Antibody Option for the other Subsequent Antibody, Pieris shall pay Enumeral *. In the event that Pieris exercises the Subsequent Antibody Options for both * and *, Pieris shall pay Enumeral an aggregate amount of *.

(d) Within * days of such payment(s) according to Section 4.7(c), Enumeral shall provide to Pieris, to the extent not already in Pieris’ possession, Know-How Enumeral owns or controls for any Subsequent Antibody useful or necessary for Pieris to develop and commercialize Products under this Agreement. Such Know-How explicitly includes sequence information for any Subsequent Antibody. For avoidance of doubt, this further includes all sequence information for any humanized or chimeric version of any Subsequent Antibody that may be generated in the ordinary course of business through the applicable Option Exercise Date.

(e) Should Pieris exercise the Subsequent Antibody Option(s), the license(s) to the Subsequent Antibod(ies) shall be effective as of the applicable Option Exercise Date.

(f) In the event that Pieris exercises the Subsequent Antibody Option(s), this Agreement shall apply to the Subsequent Antibody(ies) mutatis mutandis as if the Subsequent Antibody(ies) were a new First Antibody, meaning all terms shall apply to it or them in addition to the application of the terms to the First Antibody.

(g) For the avoidance of doubt, Pieris is under no obligation to exercise one or both Subsequent Antibody Option(s) or make the payment described in this Section 4.7. If Pieris does not exercise the Subsequent Antibody Option(s), this Agreement shall continue to be effective.

4.8 Development and Commercialization. Pieris shall be solely responsible for development and commercialization of all Products under this Agreement, and shall have no obligation to consult with Enumeral regarding such development or commercialization activities.

5. Reports; Payments; Records.

5.1 Reports and Payments.

(a) Reports. Within * days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, Pieris shall deliver to Enumeral a report containing the following information (in each instance, on a Product-by-Product basis):

(i) the amount of Products sold, leased or otherwise transferred or performed by Pieris, its Affiliates and Sublicensees for the applicable Calendar Quarter;

(ii) the gross amount billed or invoiced for Products sold, leased or otherwise transferred or performed by Pieris, its Affiliates and Sublicensees during the applicable Calendar Quarter;

(iii) a calculation of Net Sales for the applicable Calendar Quarter;

(iv) the total amount payable to Enumeral in U.S. Dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Each such quarterly report shall be certified on behalf of Pieris by its chief financial officer as true, correct and complete in all material respects. If no amounts are due to Enumeral for a particular Calendar Quarter, the report shall so state. To the extent that any of the information described in this Section 5.1(a) is not received from a Sublicensee, Pieris shall not be required to provide such information to Enumeral but shall take actions to obtain such information.

(b) Payment. Within the later of (i) * days after the end of each Calendar Quarter and (ii) * days after the end of each Quarter with respect to any payment from any Sublicensee, Pieris shall pay Enumeral all amounts due with respect to Net Sales for the applicable Calendar Quarter.

5.2. Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3. Records. Pieris shall maintain, and shall, if applicable, cause its Affiliates to maintain, complete and accurate records of Products that are sold, leased or transferred under this Agreement, any amounts payable to Enumeral in relation to such Products, which records shall contain sufficient information to permit Enumeral to confirm the accuracy of any reports or notifications delivered to Enumeral under Section 5.1. Pieris and its Affiliates, as applicable, shall retain such records relating to a given Calendar Quarter for at least * years after the conclusion of that Calendar Quarter, during which time Enumeral will have the right, at its expense, to cause an independent, certified public accountant to inspect such records of Pieris during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Pieris’ compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Enumeral any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The Parties shall reconcile any underpayment or overpayment within * days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of * in any calendar year, Pieris shall reimburse Enumeral for all amounts incurred in connection with such audit. For avoidance of doubt, Enumeral shall not have the right to audit or inspect Sublicensee(s) directly but may audit or inspect any applicable materials received from Sublicensee and in the possession of Pieris. Pieris, however, shall audit Sublicensees and require royalty and milestone reports in connection with any Sublicense. Enumeral may exercise its rights under this Section 5.3 only once every 12-month period and only with reasonable prior notice.

5.4. Late Payments. Any payments by Pieris that are not paid on or before the date such payments are due under this Agreement will bear interest at * per month. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Pieris shall not limit, in any way, Enumeral’s right to exercise any other remedies Enumeral may have as a consequence of the lateness of any payment.

5.5. Payment Method. Each payment due to Enumeral under this Agreement shall be paid by check or wire transfer of funds to Enumeral’s account in accordance with written instructions provided by Enumeral. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6. Withholding and Similar Taxes. Enumeral will be responsible for and will pay all applicable taxes on all payments received from Pieris in connection with this Agreement. If Pieris is required to withhold any amounts payable hereunder to Enumeral due to the applicable laws of any country, such amount will be deducted from the payment to be made by Pieris and remitted to the appropriate taxing authority for the benefit of Enumeral. Pieris will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Pieris shall submit to Enumeral originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Pieris will cooperate with Enumeral to provide such information and records as Enumeral may require in connection with any application by Enumeral to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

6. Intellectual Property.

6.1 Product Intellectual Property. Pieris shall have the right to file patent applications on inventions developed by, at the direction of, or under the sponsorship of Pieris (including but not limited to inventions conceived by Pieris employees, contractors, consultants, and/or Sublicenses) related to any Product, materials, processes or other intellectual property generated under this Agreement including any methods of manufacture, methods of use, or formulations thereof (“Developed IP”). Developed IP includes but is not limited to intellectual property directed to the sequence for any Product, Modifications of the First Antibody and any Subsequent Antibody elected under Section 4.7, and formulations, methods of use, and methods of manufacture thereof. In the event of termination of this Agreement, Pieris shall continue to own such intellectual property.

7. Liability and Indemnification.

7.1 Indemnity by Enumeral. Enumeral shall indemnify, defend and hold harmless Pieris, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Pieris Indemnitees”) from and against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) (i) incurred by or imposed upon the Pieris Indemnitees, or any of them, as a result of any claim by the Massachusetts Institute of Technology (“MIT”), Whitehead Institute for Biomedical Research, the General Hospital Corporation (d/b/a Massachusetts General Hospital), the President and Fellows of Harvard College, and Howard Hughes Medical Institute (collectively the “MIT Agreement Parties”) in connection with any agreement between the MIT Agreement Parties and Enumeral, or (ii) incurred by or imposed upon any Pieris Indemnitees, as a direct result of claims, suits, actions, demands by, or judgments in favor of, Third Parties arising out of or resulting from a breach of the representations and warranties hereunder (collectively, the “Pieris Indemnity Claims”).

7.2 Indemnity by Pieris. Pieris shall indemnify, defend and hold harmless Enumeral, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Enumeral Indemnitees”) against any Losses incurred by or imposed upon any Enumeral Indemnitees, as a direct result of claims, suits, actions, demands by, or judgments in favor of, Third Parties arising out of or resulting from (i) the development, commercialization, manufacture or use of any Product either before or after the receipt of any Marketing Authorization or (ii) any breach of the representations and warranties hereunder (collectively, the “Enumeral Indemnity Claims”).

7.3 Conditions for Indemnification. A Person seeking recovery under this Section 7 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); and provided that the Indemnifying Party is not contesting its obligation under this Section 7, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 7.

7.4 Insurance. Each Party shall procure and maintain insurance, including, as applicable to Pieris and any of its Affiliates, product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for a period of five (5) years thereafter. Each Party shall procure insurance or self-insure at its own expense. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 7. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with prompt written notice prior to the cancellation, non-renewal or material change in such insurance.

8. Confidentiality.

8.1 Treatment of Confidential Information. With respect to Confidential Information of Discloser, Recipient agrees to: (a) use such Confidential Information solely as contemplated by this Agreement (including by Pieris for the development and commercialization of one or more Products) and for no other purpose; (b) hold such Confidential Information in confidence and not to disclose such Confidential Information to others, except to its employees, consultants and representatives who require Confidential Information in order to carry out the Purpose and who are subject to binding obligations of confidentiality and restricted use at least as protective as those of this Agreement; (c) protect the confidentiality of such Confidential Information using at least the same level of efforts and measures used to protect its own valuable confidential information, and at least commercially reasonable efforts and measures; and (d) notify Discloser as promptly as practicable of any unauthorized use or disclosure of such Confidential Information of which Recipient becomes aware.

8.2 Exceptions to Confidential Treatment. The obligations of Section 8.1 shall not apply to any Confidential Information that: (a) Recipient knew before learning it under this Agreement, as demonstrated by written records predating the date it was learned under this Agreement; (b) is now, or becomes in the future, publicly available except by an act or omission of Recipient; (c) a Third Party discloses to Recipient without any restriction on disclosure or breach of confidentiality obligations to which such Third Party is subject; or (d) Recipient independently develops without use of or reference to Confidential Information, as demonstrated by Recipient’s written records contemporaneous with such development.

8.3 Required Disclosures. Notwithstanding Section 8.1, Recipient may disclose Discloser’s Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order provided that Recipient (a) first gives prompt written notice of such disclosure requirement to Discloser so as to enable Discloser to seek any limitations on or exemptions from such disclosure requirement and (b) reasonably cooperates at Discloser’s request in any such efforts by Discloser.

8.4 Ownership of Confidential Information. Subject to Section 8.6, Discloser retains all right, title and interest in and to its Confidential Information.

8.5 Publicity. Under the terms and conditions of the Original Agreement, the parties have filed Form 8-K statements and Enumeral has issued a press release. The Parties shall agree on the content of each Party’s respective Form 8-K statements and an Enumeral Press Release in connection with this Agreement prior to the filing or disclosure of such statements and press release. No disclosure of the existence, or the terms, of this Agreement or the Original Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, promotion, news release or disclosure relating to this Agreement or the Original Agreement or their subject matter, without the prior express written permission of the other Party, except as otherwise set forth herein and/or to the extent as may be required by law or regulation (including, but not limited to, federal and state securities laws), for which prior written permission is not required. With respect to any filing of this Agreement with the U.S. Securities and Exchange Commission, each Party will provide the other Party with reasonable advance notice and a copy of the portion of such proposed filing to which the Agreement directly relates. Each Party may provide comments and/or requests regarding any proposed confidential treatment of the Agreement or the terms and conditions of the Agreement, as the case may be, and the other Party will consider any reasonable comments and requests made with respect to such filing, provided that such comments and requests are consistent with applicable law and regulation. The Parties will agree to propose redaction of the same information on any confidential treatment application for this Agreement and the Original Agreement. Notwithstanding this Section 8.5, each Party shall be permitted to issue, at a later date, public filings, presentations and press releases regarding this Agreement or the Original Agreement that contain information from the Parties’ Form 8-K statements attached as Exhibit D to the Original Agreement, the Enumeral press release attached as Exhibit E to the Original Agreement, and the Form 8-K statements and Enumeral press release agreed to by the Parties in connection with this Agreement.

8.6 Ownership of Information and Data. All information generated by Pieris using Enumeral Confidential Information that is related to the Product shall be the sole property of Pieris and Pieris shall have the unlimited right to use and disclose such information. All information related to the Product, whether generated using Enumeral Confidential Information or otherwise, shall be the sole property of Pieris. Pieris shall have no obligation to disclose the information described in this Section 8.6 to Enumeral.

8.7 Third Party Disclosure. Notwithstanding anything in this Section 8, either Party may share the existence and terms of this Agreement, the Original Agreement, and Enumeral Confidential Information related to the First Antibody and, if applicable, Subsequent Antibody with Third Parties under an obligation of confidentiality at least as restrictive as those of this Agreement and the CDA (as defined below) without the prior consent of the other Party. This includes the right to provide such information to potential investors in order to facilitate investment financing in connection with the development of one or more Products by Pieris. In all events, each Party remains subject to its obligations set forth herein and in the CDA.

8.8 Prior Agreements. The parties have previously entered into a Mutual Confidential Disclosure Agreement, dated October 9, 2015 (the “CDA”), a Material Transfer and Non-Disclosure Agreement, dated January 27, 2016 (the “MTA”), and the Original Agreement. Confidential Information under this Agreement includes all non-public information disclosed in connection with the CDA, the MTA, or the Original Agreement. To the extent that there are any inconsistencies, this Agreement supersedes the CDA, and the MTA. Further, this Agreement replaces and supersedes the Original Agreement.

9. Term and Termination.

9.1 Term. The Term of this Agreement shall be from the Effective Date and, in the absence of early termination as provided for below, shall expire upon the expiration of the last to expire patent in the Enumeral IP.

9.2 Termination by Pieris. Pieris may terminate this Agreement at any time upon thirty (30) days’ notice.

9.3 Termination by Enumeral. Enumeral may terminate this Agreement if Pieris breaches any of its material obligations under this Agreement and fails to cure such breach within sixty (60) days (or thirty (30) days with respect to a breach of payment obligations by Pieris) following its receipt of written notice thereof from Enumeral if such breach is curable within the aforesaid period; provided, however, that, without limiting the application of Section 12.3 to this Agreement, if there is a dispute between the Parties in connection with such termination under this Section 9.3 shall be subject to the dispute resolution procedures of Section 12.3.

9.4 Termination for Insolvency. A Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all of a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code (as defined below) of any country, (iv) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (v) takes a corporate action for the purpose of effecting any of the foregoing, or (vi) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country and, in any of (i) through (v) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, and/or is not otherwise discharged or withdrawn on or before, a period of sixty (60) days.

9.5 Effect of Termination. In the event of a termination of this Agreement, Pieris may retain and shall not be required to provide Enumeral with information or materials related to any Products created or developed in connection with this Agreement, including the material described in Section 8.6.

9.6 Survival. The following Sections shall survive termination or expiration of this Agreement:1, 4 (to the extent any payments are or will be earned as of or after termination), 5 (to the extent any payments are or will be earned as of or after termination), 6.1, 7, 8, 9, 10, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.9.

10. Representations and Warranties.

10.1 No Notice of Infringement. Enumeral warrants and represents that it has not received a cease and desist letter or otherwise been informed by a Third Party that it may be infringing intellectual property related to the First Antibody or Subsequent Antibody or that would otherwise adversely impair Pieris’ ability to develop and commercialize Products under this Agreement.

10.2 No Conflicting Obligation. Enumeral warrants and represents that it has the ability to enter into this Agreement and that no agreement with any Third Party, including MIT, conflicts with this Agreement.

10.3 Mutual Representations and Warranties. Pieris and Enumeral each represents and warrants to the other, as of the Effective Date (except as otherwise noted), as follows:

(a) Organization. It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(b) Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action and will not violate (a) such Party’s certificate of incorporation or bylaws (or equivalent organizational documents), (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

(c) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

(d) No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

(e) Compliance with Law. During the Term, it will comply, and will ensure that its Affiliates comply, with all local, state, federal and international laws and regulations in all material respects in connection with its obligations hereunder, including, with respect to Pieris, those laws and regulations relating to the development, manufacture, use, sale and importation of Products.

11. Patent Prosecution and Enforcement

11.1 Prosecution. It is the intent of the Parties to pursue Patent Rights within the Enumeral IP collaboratively to provide patent protection for the Products. In each country where patent protection is sought, Enumeral shall make a good faith effort to obtain claims adequate to provide patent protection for the First Antibody and any Subsequent Antibody moiety of the Products. Enumeral shall provide copies of all patent applications, office actions and draft responses, proposed claims, and other substantive filings to Pieris with sufficient time for Pieris to review and provide comments to Enumeral related to the First Antibody and any Subsequent Antibody licensed hereunder in the Field but only as it relates to a Product. Enumeral shall give good faith consideration to Pieris’ comments and proposed claim amendments or additions.

11.2 Prosecution Costs. Enumeral shall be responsible for all costs associated with the filing, prosecution and maintenance of the Patent Rights within the Enumeral IP.

11.3 Third Party Infringement.

(a) General.

(i)          Notice. During the Term, each Party shall promptly report in writing to the other Party any known or suspected infringement of any Enumeral IP, or any unauthorized use or misappropriation of any Enumeral Know-How (each, an “Infringement”), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such knowledge or suspicion.

(ii)           Right to Enforce. Enumeral shall have the right, but not the obligation, to address such known or suspected infringement or misappropriation of the Enumeral IP licensed hereunder by taking reasonable enforcement action, including warning letters, legal proceedings, and settlement, provided that Enumeral shall take no steps to address such known or suspected infringement or misappropriation of the Enumeral IP licensed hereunder to the extent that the infringement or misappropriation relates to a Product in any way, including in the event of a biosimilar or follow-on-biologic product or any drug or composition that includes an Anticalin, without the prior written consent of Pieris. Enumeral shall keep Pieris fully informed about such enforcement action, and Pieris shall provide all reasonable cooperation to Enumeral. Pieris agrees to join any action as a party to the extent necessary in any litigation. Enumeral shall not take any position with respect to, or compromise or settle, any such Infringement in a way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Enumeral IP, without the prior written consent of Pieris, which consent shall not be unreasonably withheld. If Enumeral does not intend to undertake enforcement action in response to an Infringement of Enumeral IP, or ceases to diligently pursue an enforcement action with respect to an Infringement, it shall promptly inform Pieris. All costs, including attorneys’ fees, relating to enforcement action under this Section 11.3(a)(ii) shall be borne solely by Enumeral.

(iii)         Cooperation. Pieris shall have the right to participate in and to be represented by counsel of its choice, in an enforcement action that involves Enumeral IP and relates to a Product under Section 11.3(a)(ii). Enumeral agrees to keep Pieris informed concerning any such enforcement action, to consult with Pieris concerning litigation strategy, and to give good faith consideration to Pieris’s comments and requests concerning such action. In all such enforcement actions, the Parties shall cooperate with and assist each other in all reasonable respects.

(b)           Allocation of Proceeds. In any enforcement action that involves Enumeral IP and relates to a Product under Section 11.3(a)(ii), the proceeds (whether in the form of damages or payout from a settlement) first shall be allocated toward reimbursement of costs and expenses incurred by Enumeral pursuant to Section 11.3(a)(i), and then toward reimbursement of costs and expenses incurred by Pieris. Thereafter, Enumeral shall be entitled to * and Pieris shall be entitled to * of the remaining proceeds.

11.4 Defense of Third Party Claims. If the manufacture, use, offer for sale, sale or import of any Product becomes the subject of a third party claim or assertion of misappropriation of Know-How or infringement of third party Patent Rights, the Party first having notice of the claim or assertion shall notify the other Party promptly, and the Parties shall confer to consider an appropriate course of action. Pieris shall have the right to defend itself in any lawsuit that names it as a defendant, at Pieris’ expense and with Pieris controlling selection of counsel. To the extent that Enumeral is named as a co-defendant, Enumeral shall have the right to participate with counsel of its choice, at Enumeral’s expense. Neither Party shall enter into any settlement of any claim described in this Section 11.4 that affects the other Party’s rights or interests, without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed. In any event, the Parties shall reasonably assist one another and cooperate in such litigation.

12. Miscellaneous.

12.1 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Enumeral to Pieris are, and shall be deemed to be, for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that Pieris, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

12.2 Limitation on Damages. Other than the representations and warranties set forth herein, Pieris and Enumeral disclaim all other warranties, whether express or implied, with respect to each of their obligations hereunder, including whether one or more Products can be successfully developed or marketed. In no event shall either Pieris or Enumeral be liable for special, indirect, incidental or consequential damages arising out of this Agreement based on contract, tort or any other legal theory.

12.3 Dispute Resolution. In the event of any controversy, claim or counterclaim arising out of or in relation to this Agreement, the Parties will first attempt to resolve such controversy or claim through good-faith negotiation between Pieris’ CEO and Enumeral’s CEO, for a period of not less than thirty (30) days following written notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then it will be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. The place of arbitration will be New York, the language to be used in the arbitration proceedings will be English. Notwithstanding the foregoing, nothing shall prevent either Party from seeking injunctive or other similar equitable relief in in the venue permitted by Section 12.4.

12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to its conflict of laws principles. Subject to Section 12.3, the Parties consent to the exclusive jurisdiction of the state and federal courts of New York in the event that there is a dispute related to this Agreement.

12.5 Assignment. This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement to its Affiliates or to a Third Party in connection with: (i) an acquisition (of or by), a consolidation with, or merger into, any other corporation or other entity or person; (ii) any corporate reorganization wherein there is a change of control; or (iii) the sale of its assets to which this Agreement relates; provided, however, that in any such transaction the assignee expressly obligates itself in a written instrument delivered to the non-assigning Party to this Agreement, on or before the date of closing of such transaction, to fully perform all of the obligations of the assigning Party under this Agreement.  This right of assignment shall likewise be available to the assignee in the same manner as it is to the assigning Party, and subsequent assignees in like manner, provided that in each instance of assignment, the assignee provides the writing specified above to the non-assigning Party to this Agreement prior to the date of closing of such transaction.

12.6 Entire Understanding. This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

12.7 Unenforceable Provisions and Severability. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

12.8 Waiver and Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a party, whether under this Agreement or afforded by applicable laws or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such party.

12.9 Non-Use of Names. Pieris shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory”, the “Whitehead Institute for Biomedical Research”, “Harvard University”, “Massachusetts General Hospital” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, directors, officers, faculty, students, employees, or agents, or any trademark owned by MIT, the Whitehead Institute for Biomedical Research, Harvard University, and Massachusetts General Hospital, in any advertising, promotional or sales material or other public announcement or disclosure, including any document employed to obtain funds or financing related to this Agreement.

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

Pieris Pharmaceuticals Inc.		Enumeral Biomedical Holdings Inc.

By:	/s/ Stephen Yoder	By:	/s/ John J. Rydzewski

Name:	Stephen Yoder	Name:	John J. Rydzewski

Title:	President and CEO	Title:	Executive Chairman

Date: June 6, 2016		Date: June 6, 2016

Pieris Pharmaceuticals GmbH

By:	/s/ Stephen Yoder

Name:	Stephen Yoder

Title:	President and CEO

Date: June 6, 2016

Exhibit A

Patent Rights as of the Effective Date

The subject matter that pertains to the First Antibody and the Subsequent Antibodies (but not subject matter that would apply to a different antibody) in the following patent applications:

Patent Application No.	Filing Date

*

Exhibit B

First Antibody Description

*

Exhibit C

Subsequent Antibody Descriptions

Enumeral antibodies against * and *, including humanized or chimeric sequences and other Know-How generated through the Option Exercise Date, to be described with specificity, in the event that one or both Subsequent Antibody Options are exercised.

 Exhibit 31.1

PRINCIPAL EXECUTIVE OFFICER CERTIFICATION

I, John J. Rydzewski, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Enumeral Biomedical Holdings, Inc. (the “Registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 12, 2016	/s/ John J. Rydzewski
John J. Rydzewski
Executive Chairman
(Principal Executive Officer)

Exhibit 31.2

PRINCIPAL FINANCIAL OFFICER CERTIFICATION

I, Kevin G. Sarney, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Enumeral Biomedical Holdings, Inc. (the “Registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 12, 2016	/s/ Kevin G. Sarney
Kevin G. Sarney
Vice President of Finance, Chief Accounting Officer and Treasurer
(Principal Financial Officer)

 Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Enumeral Biomedical Holdings, Inc. (the “Company”) for the quarter ended June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, John J. Rydzewski, Executive Chairman of the Company, hereby certifies, pursuant to Rule 13a-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 12, 2016	/s/ John J. Rydzewski
John J. Rydzewski
Executive Chairman
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Enumeral Biomedical Holdings, Inc. (the “Company”) for the quarter ended June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, Kevin G. Sarney, Vice President of Finance, Principal Accounting Officer and Treasurer of the Company, hereby certifies, pursuant to Rule 13a-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 12, 2016	/s/ Kevin G. Sarney
Kevin G. Sarney
Vice President of Finance, Chief Accounting Officer and Treasurer
(Principal Financial Officer)